As filed with the Securities and Exchange Commission
                                on March 7, 2000
                           Registration No. 333-22809


                     =======================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 5
                                       TO
                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            TIAA REAL ESTATE ACCOUNT
                            ------------------------
             (Exact name of registrant as specified in its charter)

                                    New York
         (State or other jurisdiction of incorporation or organization)

                                (Not applicable)
            (Primary Standard Industrial Classification Code Number)

                                (Not applicable)
                      (I.R.S. Employer Identification No.)

            c/o Teachers Insurance and Annuity Association of America
                                730 Third Avenue
                          New York, New York 10017-3206
                                 (212) 490-9000
                       -----------------------------------
               (Address including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                            Peter C. Clapman, Esquire
              Teachers Insurance and Annuity Association of America
                                730 Third Avenue
                          New York, New York 10017-3206
                                 (212) 490-9000
                       -----------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                            Steven B. Boehm, Esquire
                         Sutherland Asbill & Brennan LLP
                         1275 Pennsylvania Avenue, N.W.
                           Washington, D.C. 20004-2415

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _______

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _______

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

Pursuant to Rule 429 under the Securities Act, the prospectus contained herein also relates to and constitutes a post-effective amendment to Securities Act registration statements 33-92990 and 333-13477.

                                     PART I

                       INFORMATION REQUIRED IN PROSPECTUS

                            TIAA REAL ESTATE ACCOUNT
                     A Tax-Deferred Variable Annuity Option
                                   Offered By
                         TEACHERS INSURANCE AND ANNUITY
                          ASSOCIATION OF AMERICA (TIAA)
                                   May 1, 2000


      This prospectus tells you about the TIAA Real Estate Account, an investment option offered through individual and group variable annuity contracts issued by TIAA. Please read it carefully before investing and keep it for future reference.

      The Real Estate Account invests primarily in real estate and real estate-related investments. TIAA, one of the largest and most experienced mortgage and real estate investors in the nation, manages the Account's assets.


      The value of your investment in the Real Estate Account will go up or down depending on how the Account performs and you could lose money. The Account's performance depends mainly on the value of the Account's real estate and other real estate-related investments, and the income generated by those investments. The Account's returns could go down if, for example, real estate values or rental and occupancy rates decrease due to general economic conditions or a weak market for real estate generally. Property operating costs and government regulations, such as zoning or environmental laws, could also affect a property's profitability. TIAA does not guarantee the investment performance of the Account, and you bear the entire investment risk. For a detailed discussion of the specific risks of investing in the Account, see "Risks," page 9.



      We take deductions daily from the Account's net assets for the Account's operating and investment management expenses. The Account also pays TIAA for bearing mortality and expense risks and for providing a liquidity guarantee. The current annual expense deductions from Account's net assets total 0.565%.


      The Real Estate Account is designed as an option for retirement and tax-deferred savings plans for employees of colleges, universities, and other educational and research institutions. TIAA offers the Real Estate Account under the following annuity contracts:

         o  RA and GRAs (Retirement and Group Retirement Annuities)
         o  SRAs (Supplemental Retirement Annuities)
         o  GSRAs (Group Supplemental Retirement Annuities)
         o  Classic and Roth IRAs (Individual Retirement Annuities)
         o  GAs (Group Annuities)

         o  Keoghs (subject to regulatory approval)


The Securities and Exchange Commission (SEC) has not approved or disapproved these securities or passed upon the adequacy of the information in this prospectus. Any representation to the contrary is a criminal offense.

An investment in the Real Estate Account is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

(inside cover)

About the Real Estate Account and TIAA

      The TIAA Real Estate Account was established in February 1995 as a separate account of Teachers Insurance and Annuity Association of America
(TIAA). TIAA is a life insurance company founded in 1918 by the Carnegie Foundation for the Advancement of Teaching. Its home office is at 730 Third Avenue, New York, NY 10017-3206 and its telephone number is (212) 490-9000. In addition to issuing variable annuities, whose returns depend upon the performance of certain specified investments, TIAA also offers traditional fixed annuities.


      With its 50 years in the real estate business and interests in properties located across the U.S., TIAA is one of the nation's largest and most experienced investors in mortgages and real estate equity interests. As of December 31, 1999, TIAA's general account had a mortgage portfolio of $21.4 billion and a real property portfolio of $5.7 billion.

      TIAA is the companion organization of the College Retirement Equities Fund
(CREF), the first company in the United States to issue a variable annuity. Together, TIAA and CREF form the principal retirement system for the nation's education and research communities and the largest retirement system in the U.S., based on assets under management. TIAA-CREF serves approximately 2.2 million people at over 9,500 institutions. As of December 31, 1999, TIAA's assets were approximately $110 billion; the combined assets for TIAA and CREF totalled approximately $288 billion.



The Real Estate Account offered by this prospectus is only being offered in those jurisdictions where it is legal to do so. No person may make any representation to you or give you any information about the offering that is not in the prospectus. If anyone provides you with information about the offering that is not in the prospectus, you shouldn't rely on it.

                                TABLE OF CONTENTS


THE ACCOUNT'S INVESTMENT OBJECTIVE AND STRATEGY................................

ABOUT THE ACCOUNT'S INVESTMENTS - IN GENERAL...................................

GENERAL INVESTMENT AND OPERATING POLICIES......................................

RISKS    ......................................................................

ESTABLISHING AND MANAGING THE ACCOUNT - THE ROLE OF TIAA.......................

DESCRIPTION OF PROPERTIES......................................................

SELECTED FINANCIAL DATA........................................................

MANAGEMENT'S DISCUSSION AND ANALYSIS OF ACCOUNT'S
FINANCIAL CONDITION AND OPERATING RESULTS......................................

VALUING THE ACCOUNT'S ASSETS...................................................

EXPENSE DEDUCTIONS.............................................................

THE CONTRACTS..................................................................

RECEIVING ANNUITY INCOME.......................................................

DEATH BENEFITS.................................................................

TAXES    ......................................................................

GENERAL MATTERS................................................................

DISTRIBUTOR....................................................................

STATE REGULATION...............................................................

LEGAL MATTERS..................................................................

EXPERTS  ......................................................................

ADDITIONAL INFORMATION.........................................................

FINANCIAL STATEMENTS...........................................................

INDEX TO FINANCIAL STATEMENTS...............................................F-1

APPENDIX A--MANAGEMENT OF TIAA..............................................A-1
APPENDIX B-GLOSSARY.........................................................B-1
APPENDIX C-CERTAIN PROPERTY PURCHASES.......................................C-1

                 THE ACCOUNT'S INVESTMENT OBJECTIVE AND STRATEGY

      Investment Objective: The Real Estate Account seeks favorable long term returns primarily through rental income and appreciation of real estate investments owned by the Account. The Account also will invest in publicly-traded securities and other investments that are easily converted to cash to make redemptions, purchase or improve properties or cover other expenses.

      Investment Strategy: The Account seeks to invest between 70 percent to 95 percent of its assets directly in real estate or real estate-related investments. The Account's principal strategy is to purchase direct ownership interests in income-producing real estate, such as office, industrial, retail, and multi-family residential properties. The Account can also invest in other real estate or real estate-related investments, through joint ventures, real estate partnerships or real estate investment trusts (REITs). To a limited extent, the Account can also invest in conventional mortgage loans, participating mortgage loans, common or preferred stock of companies whose operations involve real estate (i.e., that primarily own or manage real estate), and collateralized mortgage obligations (CMOs).

      The Account will invest the remaining portion of its assets in government and corporate debt securities, money market instruments and other cash equivalents, and, at times, stock of companies that don't primarily own or manage real estate. In some circumstances, the Account can increase the portion of its assets invested in debt securities or money market instruments. This could happen if the Account receives a large inflow of money in a short period of time, there is a lack of attractive real estate investments available on the market, or the Account anticipates a need to have more cash available.


      The amount the Account invests in real estate and real estate-related investments at a given time will vary depending on market conditions and real estate prospects, among other factors. On December 31, 1999, the Account had
82.5 percent of its net assets invested in real estate and real estate-related investments (including REITs).



                  ABOUT THE ACCOUNT'S INVESTMENTS - IN GENERAL

Direct Investments in Real Estate

      Direct Purchase: The Account will generally buy direct ownership interests in existing or newly constructed income-producing properties, including office, industrial, retail, and multi-family residential properties. The Account will invest mainly in established properties with existing rent and expense schedules or in newly-constructed properties with predictable cash flows or in which a seller agrees to provide certain minimum income levels. On occasion the Account might invest in real estate development projects.

      Purchase-Leaseback Transactions: The Account can enter into purchase-leaseback transactions (leasebacks) in which it typically will buy land and income-producing improvements on the land (such as buildings), and simultaneously lease the land and improvements to a third party (the lessee). Leasebacks are generally for very long terms. Usually, the lessee is responsible for operating the property and paying all operating costs, including taxes and mortgage debt. The Account can also give the lessee an option to buy the land and improvements.

      In some leasebacks, the Account may purchase only the land under an income-producing building and lease the land to the building owner. In those cases, the Account will often seek to share (or "participate") in any increase in property value from building improvements or in the lessee's revenues from the building above a base amount. The Account can invest in leasebacks that are subordinated to other interests in the land, buildings, and improvements (e.g., first mortgages); in that case, the leaseback interest will be subject to greater risks.

Investments in Mortgages

      General: The Account can originate or acquire interests in mortgage loans, generally on the same types of properties it might otherwise buy. These mortgage loans may pay fixed or variable interest rates or have "participating" features (as described below). Normally the Account's mortgage loans will be secured by properties that have income-producing potential. They usually will not be insured or guaranteed by the U.S. government, its agencies or anyone else. They usually will be non-recourse, which means they won't be the borrower's personal obligations. Most will be first mortgage loans on existing income-producing property, with first-priority liens on the property. These loans may be amortized, or may provide for interest-only payments, with a balloon payment at maturity.

      Participating Mortgage Loans: The Account may make mortgage loans which permit the Account to share (have a "participation") in the income from or appreciation of the underlying property. These participations let the Account receive additional interest, usually calculated as a percentage of the revenues the borrower receives from operating, selling or refinancing the property. The Account may also have an option to buy an interest in the property securing the participating loan.

      Managing Mortgage Loan Investments: TIAA can manage the Account's mortgage loans in a variety of ways, including:
         o  renegotiating and restructuring the terms of a mortgage loan
         o  extending the maturity of any mortgage loan made by the Account
         o  consenting to a sale of the property subject to a mortgage loan
         o financing the purchase of a property by making a new mortgage loan in connection with the sale
         o  selling them, or portions of them, before maturity

Other Real Estate-Related Investments

      Real Estate Investment Trusts: The Account may invest in real estate investment trusts (REITs), publicly-owned entities that lease, manage, acquire, hold mortgages on, and develop real estate. Normally the Account will buy the common or preferred stock of a REIT, although at times it may purchase REIT debt securities. REITs seek to optimize share value and increase cash flows by acquiring and developing new projects, upgrading existing properties or renegotiating existing arrangements to increase rental rates and occupancy levels. REITs must distribute 95% of their net earnings to shareholders in order to benefit from a special tax structure, which means they may pay high dividends. The value of a particular REIT can be affected by such factors as its need for cash flow, the skill of its management team, and defaults by its lessees or borrowers.

      Stock of Companies Involved in Real Estate Activities: The Account can invest in common or preferred stock of companies whose business involves real estate. These stocks may be listed on U.S. or foreign stock exchanges or traded over-the-counter in the U.S. or abroad.

      Collateralized Mortgage Obligations: The Account can invest in collateralized mortgage obligations (CMOs) that are fully collateralized by a portfolio of mortgages or mortgage-related securities. CMO issuers distribute principal and interest payments on the mortgages to CMO holders according to the distribution schedules of each CMO. CMO interest rates can be fixed or variable. Some classes of CMOs may be entitled to receive mortgage prepayments before other classes do. Therefore, the prepayment risk for a particular CMO may be different than for other mortgage-related securities. CMOs may also be harder to sell than other securities.

Non-Real Estate-Related Investments

      The Account can also invest in:
         o  U.S. government or government agency securities
         o Corporate debt or asset-backed securities of U.S. or foreign entities, or debt securities of foreign governments or multi-national organizations, but only if they're investment-grade and rated in the top four categories by a nationally recognized rating organization (or, if not rated, deemed by TIAA to be of equal quality)
         o Money market instruments and other cash equivalents. These will usually be high-quality short-term debt instruments, including U.S. government or government agency securities, commercial paper, certificates of deposit, bankers' acceptances, repurchase agreements, interest-bearing time deposits, and corporate debt securities.
         o Common or preferred stock of U.S. or foreign companies that aren't involved in real estate, to a limited extent

Foreign Real Estate and Other Foreign Investments

      The Account may invest in foreign real estate or real estate-related investments. It might also invest in securities or other instruments of foreign government or private issuers. While the percentage will vary, we expect that foreign investments will be no more than 25 percent of the Account's portfolio. Depending on investment opportunities, the Account's foreign investments could at times be concentrated in one or two foreign countries. We will consider the special risks involved in foreign investing before investing in foreign real estate and won't invest unless our standards are met.

                    GENERAL INVESTMENT AND OPERATING POLICIES

Standards for Real Estate Investments

      General Criteria for Buying Real Estate or Making Mortgage Loans: Before the Account purchases real estate or makes a mortgage loan, TIAA will consider such factors as:
         o  the location, condition, and use of the underlying property
         o  its operating history, its future income-producing capacity
         o the quality, operating experience, and creditworthiness of the borrower.

      TIAA will analyze the fair market value of the underlying real estate, taking into account the property's operating cash flow (based on the historical and projected levels of rental and occupancy rates, and expenses), as well as the general economic conditions in the area where the property is located.

      Diversification: We haven't placed percentage limitations on the type and location of properties that the Account can buy. However, the Account seeks to diversify its investments by type of property and geographic location. How much the Account diversifies will depend upon whether suitable investments are available and how much the Account has available to invest.

      Special Criteria for Making Mortgage Loans: Ordinarily, the Account will only make a mortgage loan if the loan, when added to any existing debt, will not exceed 85 percent of the appraised value of the mortgaged property when the loan is made, unless the Account is compensated for taking additional risk.

      Selling Real Estate Investments: The Account doesn't intend to buy and sell its real estate investments simply to make short-term profits. But the Account may sell investments if market conditions are favorable or to raise cash. The Account will reinvest any sale proceeds that it doesn't need to pay operating expenses or to meet redemption requests (e.g., cash withdrawals or transfers).

Other Real Estate-Related Policies

      Appraisals: The Account will rely on TIAA's own analysis to appraise a property when it first buys it. After that, normally the Account's properties and participating mortgage loans will be appraised or valued once a year by an independent state-certified appraiser who is a member of a professional appraisal organization. While the Account usually won't receive an independent appraisal before it buys real estate, it will get an independent appraisal when it makes mortgage loans.

      Borrowing: Usually, the Account won't borrow money to purchase real estate. However, to meet short-term cash needs, the Account may obtain a line of credit whose terms require that the Account secure a loan with one or more of its properties. On a limited basis, the Account may place a mortgage on an Account property held by one of its subsidiaries for tax planning or other purposes.

      Joint Investments: The Account can hold property jointly through general or limited partnerships, joint ventures, leaseholds, tenancies-in-common, or other legal arrangements. However, the Account will not hold real property jointly with TIAA or its affiliates.

      Discretion to Evict or Foreclose: TIAA may, in its discretion, evict defaulting tenants or foreclose on defaulting borrowers to maintain the value of an investment, when it decides that it's in the Account's best interests.

      Property Management and Leasing Services: The Account usually will hire a local management company to perform the day-to-day management services for the Account's properties, including supervising any on-site personnel, negotiating maintenance and service contracts, and providing advice on major repairs and capital improvements. The local manager will also recommend changes in rent schedules and create marketing and advertising programs to attain and maintain good occupancy rates by responsible tenants. The Account may also hire leasing companies to perform or coordinate leasing and marketing services to fill any vacancies. The fees paid to the local management company, along with any leasing commissions and expenses, will reduce the Account's cash flow from a property.

      Insurance: We will try to arrange for, or require proof of, comprehensive insurance, including liability, fire, and extended coverage, for the Account's real property and properties securing mortgage loans or subject to purchase-leaseback transactions.

Other Policies

      Liquid Assets: At times, a significant percentage of the Account may be invested in liquid assets (which may or may not be real estate-related) while we look for suitable real property investments. The Account can temporarily increase the percentage of its liquid assets under some circumstances, including the rapid inflow of participants' funds, lack of suitable real estate investments, or a need for greater liquidity.

      Investment Company Act of 1940: We intend to operate the Account so that it will not have to register as an "investment company" under the Investment Company Act of 1940 (the 1940 Act). This will require monitoring the Account's portfolio so that it won't have more than 40 percent of total assets, other than U.S. government securities and cash items, in investment securities. As a result, the Account may be unable to make some potentially profitable investments.

      Changing Operating Policies or Winding Down: TIAA can decide to change the operating policies of the Account or wind it down. If the Account is wound down, you may need to transfer your accumulations or annuity income to TIAA's traditional annuity or any CREF account available under your employer's plan. If you don't tell us where to transfer your accumulations or annuity income, we'll automatically transfer them to the CREF Money Market Account. You will be notified in advance if we decide to change a significant policy or wind down the Account.

                                      RISKS

      The value of your investment in the Account will go up and down based on the value of the Account's assets and the income the assets generate. The Account's assets and income (particularly its real estate assets and rental income) can be affected by many factors, and you should consider the specific risks presented below before investing in the Account.

Risks of Real Estate Investing

      General Risks of Owning Real Property: The Account will be subject to the risks inherent in owning real property, including:
         o The Account's property values or rental and occupancy rates could go down due to general economic conditions, a weak market for real estate generally, changing supply and demand for certain types of properties, and natural disasters or man-made events.
         o A property may be unable to attract and retain tenants, which means that rental income would decline.
         o The Account could lose revenue if tenants don't pay rent, or if the Account is forced to terminate a lease for nonpayment. Any disputes with tenants could also involve costly litigation.
         o A property's profitability could go down if operating costs, such as property taxes, utilities, maintenance and insurance costs, go up in relation to gross rental income, or the property needs unanticipated repairs and renovations.

      General Risks of Selling Real Estate Investments: Among the risks of selling real estate investments are:
         o The sale price of an Account property might differ from its estimated or appraised value, leading to losses or reduced profits to the Account.
         o Because of the nature of real estate, the Account might not be able to sell a property at a particular time for its full value, particularly in a poor market. This might make it difficult to raise cash quickly and also could lead to Account losses.
         o The Account may need to provide financing if no cash buyers are available.

      Regulatory Risks: Government regulation, including zoning laws, property taxes, fiscal, environmental or other government policies, could operate or change in a way that hurts the Account and its properties. For example, regulations could raise the cost of owning and maintaining properties or make it harder to sell, rent, finance, or refinance properties due to the increased costs associated with regulatory compliance.

      Environmental Risks: The Account may be liable for damage to the environment caused by hazardous substances used or found on its properties. Under various environmental regulations, the Account may also be liable, as a current or previous property owner or mortgagee, for the cost of removing or cleaning-up hazardous substances found on a property, even if it didn't know of and wasn't responsible for the hazardous substances. If any hazardous substances are present or the Account doesn't properly clean up any hazardous substances, or if the Account fails to comply with regulations requiring it to actively monitor the business activities on its premises, the Account may have difficulty selling or renting a property or be liable for monetary penalties. The cost of any required clean-up and the Account's potential liability for environmental damage to a single real estate investment could exceed the value of the Account's investment in a property, the property's value, or in an extreme case, a significant portion of the Account's assets.

      Casualty Losses: Certain catastrophic losses (e.g., from earthquakes, wars, nuclear accidents, floods, or environmental or industrial hazards or accidents) are uninsurable or so expensive to insure against that it doesn't make sense to buy insurance for them. If a disaster that we haven't insured against occurs, the Account could lose both its original investment and any future profits from the property affected. In addition, some leases may permit a tenant to terminate its obligations in certain situations, regardless of whether those events are fully covered by insurance. In that case, the Account would not receive rental income from the property while that tenant's space is vacant.

      Risks of Developing Real Estate or Buying Recently-Constructed Properties:
If the Account chooses to develop a property or buys a recently-constructed property, it may face the following risks:
         o If developing real estate, there may be delays or unexpected increases in the cost of property development and construction due to strikes, bad weather, material shortages, increases in material and labor costs, or other events.
         o Because external factors may have changed from when the project was originally conceived (e.g., slower growth in local economy, higher interest rates, or overbuilding in the area), the property, if purchased when unleased, may not operate at the income and expense levels first projected or may not be developed in the way originally planned.
         o The seller or other party may not be able to carry out any agreement to provide certain minimum levels of income, or that agreement could expire, which could reduce operating income and lower returns.

      Risks of Joint Ownership: Investing in joint venture partnerships or other forms of joint property ownership may involve special risks.
         o The co-venturer may have interests or goals inconsistent with those of the Account.
         o If a co-venturer doesn't follow the Account's instructions or adhere to the Account's policies, the jointly-owned properties, and consequently the Account, might be exposed to greater liabilities than expected.
         o A co-venturer can make it harder for the Account to transfer its property interest, particularly if the co-venturer has the right to decide whether and when to sell the property.
         o  The co-venturer may become insolvent or bankrupt.

      Risks with Purchase-Leaseback Transactions: The major risk of purchase-leaseback transactions is that the third party lessee will not be able to make required payments to the Account. If the leaseback interest is subordinate to other interests in the real property, such as a first mortgage or other lien, the risk to the Account increases because the lessee may have to pay the senior lienholder to prevent foreclosure before it pays the Account. If the lessee defaults or the leaseback is terminated prematurely, the Account might not recover its investment unless the property is sold or leased on favorable terms.

Appraisal Risks

      Real estate appraisals are only estimates of property values based on a professional's opinion and may not be accurate predictors of the amount the Account would actually receive if it sold a property. If an appraisal is too high, the Account's value could go down upon reappraisal or if the property is sold for a lower price than the appraisal. If appraisals are too low, those who redeem prior to an adjustment to the valuation or a property sale will have received less than the true value of the Account's assets .

Risks of Mortgage Loan Investments

      General Risks of Mortgage Loans. The Account will be subject to the risks inherent in making mortgage loans, including:
         o The borrower may default, requiring that the Account foreclose on the underlying property to protect the value of its mortgage loan. Since its mortgage loans are usually non-recourse, the Account must rely solely on the value of a property for its security. The larger the mortgage loan compared to the value of the property securing it, the greater the loan's risk. Upon default, the Account may not be able to sell the property for its estimated or appraised value. Also, certain liens on the property, such as mechanic's or tax liens, may have priority over the Account's security interest.
         o The borrower may not be able to make a lump sum principal payment due under a mortgage loan at the end of the loan term, unless it can refinance the mortgage loan with another lender.
         o If interest rates are volatile during the loan period, the Account's variable-rate mortgage loans could have lower yields.

      Prepayment Risks. The Account's mortgage loan investments will usually be subject to the risk that the borrower repays the loan early. Prepayments can change the Account's return because we may be unable to reinvest the proceeds at as high an interest rate as the original mortgage loan rate.

      Interest Limitations. The interest rate we charge on mortgage loans may inadvertently violate state usury laws that limit rates, if, for example, state law changes during the loan term. If this happens, we could incur penalties or may not be able to enforce payment of the loan.

      Risks of Participations. Participating mortgages are subject to the following additional risks:
         o The participation element might generate insufficient returns to make up for the higher interest rate the loan would have obtained without the participation feature.
         o In very limited circumstances, a court could possibly characterize the Account's participation interest as a partnership or joint venture with the borrower and the Account could lose the priority of its security interest, or be liable for the borrower's debts.

Risks of REIT Investments

      REITs are subject to many of the same general risks associated with direct real property ownership. In particular, equity REITs may be affected by changes in the value of the underlying property owned by the trust, while mortgage REITs may be affected by the quality of any credit extended. In addition to these risks, because REIT investments are securities, they may be exposed to market risk -- price volatility due to changing conditions in the financial markets and, in particular, changes in overall interest rates.

Risks of Liquid Investments

      The Account's investments in securities and other liquid investments may be subject to:
         o financial risk -- for debt securities, the possibility that the issuer won't be able to pay principal and interest when due, and for common or preferred stock, the possibility that the issuer's current earnings will fall or that its overall financial soundness will decline, reducing the security's value.
         o market risk -- price volatility due to changing conditions in the financial markets and, particularly for debt securities, changes in overall interest rates.
         o interest rate volatility, which may affect current income from an investment.

Risks of Foreign Investments

      Foreign investments present the following special risks:
         o Foreign real estate markets may have different liquidity and volatility attributes than U.S. markets.
         o The value of foreign investments or rental income can go up or down from changes in currency rates, currency exchange control regulations, possible expropriation or confiscatory taxation, political, social, and economic developments, and foreign regulations.
         o The Account may (but is not required to) seek to hedge its exposure to changes in currency rates, which could involve extra costs. Hedging might not be successful.
         o It may be more difficult to obtain and collect a judgment on foreign investments than on domestic ones.

Risk of Unspecified Investments

      You won't have the opportunity to evaluate the economic merit of a property purchase before the Account completes the purchase, so you will need to rely solely on TIAA's judgment and ability to select investments consistent with the Account's investment objective and policies.


            ESTABLISHING AND MANAGING THE ACCOUNT - THE ROLE OF TIAA


Establishing the Account


      TIAA's Board of Trustees established the Real Estate Account as a separate account of TIAA under New York law on February 22, 1995. The Account is regulated by the State of New York Insurance Department (NYID) and the insurance departments of some other jurisdictions in which the annuity contracts are offered. Although TIAA owns the assets of the Real Estate Account, and the

Account's obligations are obligations of TIAA, the Account's income, investment gains, and investment losses are credited to or charged against the assets of the Account without regard to TIAA's other income, gains, or losses. Under New York insurance law, we can't charge the Account with liabilities incurred by any other TIAA business activities or any other TIAA separate account.



Managing the Account

      TIAA employees, under the direction and control of TIAA's Board of Trustees and its Investment Committee, manage the investment of the Account's assets, following investment management procedures TIAA adopted for the Account. TIAA's investment management responsibilities include:
         o identifying, recommending and purchasing appropriate real estate-related and other investments
         o providing all portfolio accounting, custodial, and related services for the Account
         o arranging for others to provide certain advisory or other management services to the Account's joint ventures or other investments
TIAA provides all services to the Account at cost. For more about the charge for investment management services, see "Expense Deductions" page __.

      You don't have the right to vote for TIAA Trustees directly. See "Voting Rights" page __. For information about the Trustees and principal executive officers of TIAA, see Appendix A to this prospectus.

      TIAA's ERISA Fiduciary Status. To the extent that assets of a plan subject to ERISA are allocated to the Account, TIAA will be acting as an "investment manager" and a fiduciary under ERISA with respect to those assets.

Liquidity Guarantee

      TIAA provides the Account with a liquidity guarantee -- TIAA ensures that the Account has funds available to meet participant transfer or cash withdrawal requests. If the Account can't fund participant requests from the Account, TIAA's general account will fund them by purchasing Account accumulation units (liquidity units). TIAA guarantees that you can redeem your accumulation units at their then current daily net asset value. Of course, you can make a cash withdrawal only if allowed by the terms of your plan. The Account pays TIAA for the liquidity guarantee through a daily deduction from net assets. See "Expense Deductions," page __.


      An independent fiduciary (described below) monitors the Account to ensure that TIAA does not own too much of the Account and may require TIAA to redeem some of its liquidity units, particularly when the Account has uninvested cash or liquid investments available. The independent fiduciary may also propose properties for the Account to sell so that TIAA can redeem liquidity units. TIAA does not currently own liquidity units.

Conflicts of Interest

      TIAA does not accept acquisition or placement fees for the services it provides to the Account. However, TIAA employees who manage the Account's investments may also manage TIAA's general account investments. It may therefore at times face various conflicts of interest


      For example, TIAA's general account may sometimes compete with the Real Estate Account in the purchase or sale of investments. A special TIAA Allocation Committee will seek to resolve any conflict by determining which account has cash available to make the purchase, the effect the purchase or sale will have on the diversification of each account's portfolio, the estimated future cash flow of the portfolios with regard to both purchases or sales, and other relevant legal or investment policy factors. If this analysis does not clearly determine which account should participate in a transaction, a rotation system will be used.


      Conflicts could also arise because some properties in TIAA's general account may compete for tenants with the Account's properties. We will seek to resolve this conflict by determining the tenant's preference between the two properties, how much the tenant is willing to pay for rent, and which property can best afford to pay any required costs associated with such leasing.

      Many of the personnel of TIAA involved in performing services to the Real Estate Account will have competing demands on their time. The personnel will devote such time to the affairs of the Account as TIAA's management determines, in its sole discretion exercising good faith, is necessary to properly service the Account. TIAA believes that it has sufficient personnel to discharge its responsibility to both the general account and the Real Estate Account and to avoid conflicts of interest.

Indemnification

      The Account has agreed to indemnify TIAA and its affiliates, including its officers and directors, against certain liabilities, including liabilities under the Securities Act of 1933. The Account may make such indemnification out of its assets.

Role of the Independent Fiduciary


      Because TIAA's ability to purchase and sell liquidity units raises certain technical issues under ERISA, TIAA applied for and received a prohibited transaction exemption from the U.S. Department of Labor (PTE 96-76). In connection with the exemption, TIAA has appointed an "independent fiduciary" for the Real Estate Account, with overall responsibility for reviewing Account transactions to determine whether they are fair and in the Account's best interest.

      The Townsend Group, an institutional real estate consulting firm whose principal offices are located in Cleveland, Ohio, recently has been engaged to serve as the Account's independent fiduciary, replacing Institutional Property Consultants, Inc. The independent fiduciary's responsibilities include:
         o reviewing and approving the Account's investment guidelines and monitoring whether the Account's investments comply with those guidelines

         o  reviewing and approving valuation procedures
         o approving adjustments to any property valuations that change the value of the property or the Account as a whole above or below certain prescribed levels, or that are made within three months of the annual independent appraisal
         o  reviewing and approving how we value accumulation and annuity units
         o  approving the appointment of all independent appraisers
         o reviewing the purchase and sale of units by TIAA to ensure that we use the correct unit values
         o requiring appraisals besides those normally conducted, if the independent fiduciary believes that any of the properties have changed materially, or that an additional appraisal is necessary to assure the Account has correctly valued a property

      The independent fiduciary also must monitor TIAA's ownership in the Account and supervise any winding down of the Account's operations. Its responsibilities include:
         o calculating the percentage of total accumulation units that TIAA's ownership shouldn't exceed (the trigger point) and creating a method for changing the trigger point
         o approving any adjustment of TIAA's interest in the Account and requiring an adjustment if TIAA's investment reaches the trigger point
         o participating in any program to reduce TIAA's ownership in the Account or to facilitate winding down the Account, including selecting properties for sale, providing sales guidelines, and approving those sales that, in the independent fiduciary's opinion, are desirable


      A special subcommittee of the Investment Committee of TIAA's Board of Trustees appointed The Townsend Group as the independent fiduciary starting March 1, 2000, for a three-year term. This subcommittee may renew the independent fiduciary appointment, remove the independent fiduciary, or appoint its successor. The independent fiduciary can be removed for cause by the vote of a majority of subcommittee members or it can resign after at least 180 days' written notice. The independent fiduciary will not be reappointed unless more than 60 percent of the subcommittee members approve.


      TIAA pays the independent fiduciary directly. The investment management charge paid to TIAA includes TIAA's costs for retaining the independent fiduciary. The independent fiduciary will receive less than 5 percent of its annual income (including payment for its services to the Account) from TIAA.


      When you decide as a participant or plan fiduciary to invest in the Account, after TIAA has provided you with full and fair disclosure including the disclosure in this prospectus, you are also acknowledging that you approve and accept The Townsend Group or any successor to serve as the Account's independent fiduciary.

                            DESCRIPTION OF PROPERTIES

The Properties - In General


      As of December 31, 1999, the Account had 54 properties in its real estate portfolio. The following charts break down the Account's real estate assets by region and property type.

      [The following will be printed in pie chart form]
      EAST - 39.0%                            OFFICE - 50.1%
      WEST - 30.8%                            RESIDENTIAL - 27.7%
      MIDWEST - 18.5%                         INDUSTRIAL - 18.7%
      SOUTH - 11.7%                           RETAIL - 3.5%

      In the table below you will find general information about each of the Account's portfolio properties as of December 31, 1999.

                                                                                                       Annual Avg.
                                                                               Rentable                 Base Rent
                                                        Year       Year        Area         Percent    per Leased          Market
Property                          Location              Built      Purchased   (sq. ft.)    Leased      Sq. Ft.(1)        Value(2)
--------                          --------              -----      ---------   ---------   --------  ---------------      --------
OFFICE PROPERTIES
780 Third Avenue                  New York, NY          1984       1999          487,501       90%        $40.44        $162,500,000
88 Kearney Street                 San Francisco, CA     1986       1999          228,464       95%        $28.37         $72,400,000
Parkview Plaza(3)                 Oakbrook, IL          1990       1997          266,020       99%        $19.44         $52,436,321
Columbia Centre III               Rosemont, IL          1989       1997          238,696       99%        $23.20         $42,100,000
Biltmore Commerce Center          Phoenix, AZ           1985       1999          262,875       98%        $15.91         $38,500,000
One Monument Place                Fairfax, VA           1990       1999          217,990       99%        $19.30         $36,100,000
Columbus Office Portfolio                                                                                                $33,701,672
 Metro South Building             Dublin, OH            1997       1999           90,726       91%        $11.47              -
 BISYS Fund Services Building     Eaton, OH             1995       1999          155,964      100%        $11.29              -
 Vision Service Plan Building     Eaton, OH             1997       1999           50,000      100%        $11.88              -
10 Waterview Boulevard            Parsippany, NJ        1984       1999          209,553       92%        $23.75         $31,200,000
Fairgate at Ballston(3)           Arlington, VA         1988       1997          143,457       94%        $27.63         $30,800,000
Longview Executive Park(3)        Hunt Valley, MD       1988       1997          258,999      100%        $10.77         $28,400,000
Sawgrass Portfolio                Sunrise, FL           1998       1999          159,647      100%        $14.05         $25,000,000
Two Newton Place(3)               Newton, MA            1987       1997          108,819      100%        $24.03         $20,300,000
Five Centerpointe(3)              Lake Oswego, OR       1988       1997          113,910       98%        $20.99         $18,000,948
371 Hoes Lane                     Piscataway, NJ        1986       1997          139,670      100%        $17.02         $16,800,000
Corporate Center at Sawgrass      Sunrise, FL           1997       1997           91,119      100%        $15.01         $14,200,000
Southbank Building                Phoenix, AZ           1995       1996          122,535      100%        $ 9.36         $13,000,000
Northmark Business Center(3)      Blue Ash, OH          1985       1997          108,341      100%        $12.09         $13,000,000
USF&G Building(3)                 Salt Lake City, UT    1988       1997           67,081      100%        $16.99         $ 8,722,167
                                                                               ---------                                ------------
Subtotal--Office Properties                                                    3,521,367                                $657,161,108
INDUSTRIAL PROPERTIES
IDI California Portfolio                                                                                                 $36,500,000
 Timberland Building              Ontario, CA           1998       1998          414,435      100%        $ 3.52              -
 Park Mira Loma West              Mira Loma, CA         1998       1998          557,500      100%        $ 3.18              -
Saks Distribution Facility        Aberdeen, MD          1997       1997          470,707      100%        $ 4.98         $30,325,000

Park West Int'l Industrial Pk                                                                                           $25,400,000
 Building C                         Hebron, KY             1998       1998       520,000      100%         $ 2.85            -
 Buidling D                         Hebron, KY             1998       1998       184,800      100%         $ 3.26            -
Ontario Portfolio                                                                                                       $24,650,000
 5200 Airport Drive                 Ontario, CA            1997       1998       404,500      100%         $ 3.48            -
 1200 S. Etiwanda Ave.              Ontario, CA            1998       1998       223,170      100%         $ 3.16            -
Konica Photo Imaging                Mahwah, NJ             1999       1999       168,000      100%           NA         $17,051,474
Headquarters
Glen Pointe Business Park                                                                                               $16,100,000
 Building V                         Chicago, IL            1997       1998       117,600      100%         $ 5.89            -
 Building VII                       Chicago, IL            1997       1998        92,543      100%         $ 7.24            -
Interstate Acres                    Urbandale, IA          1981-88    1997       440,000       97%         $ 3.12       $14,100,000
Eastgate Distribution Center        San Diego, CA          1996       1997       200,000      100%         $ 5.51       $13,300,000
Arapahoe Park E.                    Boulder, CO            1979-82    1996       129,425      100%         $ 9.22       $11,850,000
UPS Distribution Facility           Fernley, NV            1998       1998       256,000      100%         $ 3.54       $11,000,000
Rockrun Business Park               Chicago, IL            1998       1998       258,000      100%         $ 2.92       $ 9,350,000
FedEx Distribution Facility         Crofton, MD            1998       1998       111,191      100%         $ 6.39       $ 7,800,000
Woodcreek Business Park             Chicago, IL            1995       1998       149,907      100%         $ 4.11       $ 6,976,343
Westinghouse                        Coral Springs, FL      1997       1997        75,630      100%         $ 5.47       $ 6,200,000
Interstate Crossing                 Eagan, MN              1995       1996       131,380      100%         $ 5.05       $ 6,400,000
Butterfield Industrial Park         El Paso, TX            1980-81    1995       183,510      100%         $ 2.89       $ 4,850,000
River Road Distribution Center      Fridley, MN            1995       1995       100,456      100%         $ 3.44       $ 4,300,000
                                                                               ---------                             --------------
Subtotal--Industrial Properties                                                5,188,754                               $246,152,817
RETAIL PROPERTIES
Rolling Meadows                     Rolling Meadows, IL    1957(4)    1997       131,070       91%         $10.19       $12,110,000
River Oaks                          Woodbridge, VA         1995       1996        90,885       91%         $14.41       $12,100,000
Lynnwood Collection                 Raleigh, NC            1988       1996        86,362       98%         $ 8.66       $ 7,700,000
Millbrook Collection                Raleigh, NC            1988       1996       102,221       93%         $ 7.99       $ 7,100,000
Plantation Grove                    Ocoee, FL              1995       1995        73,655      100%         $10.40       $ 7,350,000
                                                                               ---------                             --------------
Subtotal--Retail Properties                                                      484,033                               $ 46,360,000
                                                                               ---------                             --------------
Subtotal--Commercial Properties                                                9,194,154                               $949,673,925
RESIDENTIAL PROPERTIES(5)
The Colorado                        New York, NY           1987       1999          NA         98%           NA         $56,547,289
Larkspur Courts Apartments          Larkspur, CA           1991       1999          NA         99%           NA         $55,300,000
Bay Court at Harbour Pointe         Mulkiteo, WA           1991       1998          NA         96%           NA         $34,800,000
Lodge at Willow Creek               Douglas County, CO     1997       1997          NA         93%           NA         $30,000,000
The Legends at Chase Oaks           Plano, TX              1997       1998          NA         96%           NA         $27,800,000
Golfview Apartments                 Lake Mary, FL          1998       1998          NA         92%           NA         $27,510,000
Lincoln Woods                       Lafayette Hill, PA     1991       1997          NA         99%           NA         $22,952,310
Monte Vista                         Littleton, CO          1995       1996          NA         94%           NA         $20,500,000
Indian Creek Apartments             Farmington Hills, MI   1988       1998          NA         95%           NA         $17,108,785
Royal St. George                    W. Palm Beach, FL      1995       1996          NA         95%           NA         $16,500,000
Westcreek                           Westlake Village, CA   1988       1997          NA         98%           NA         $15,511,245
Bent Tree Apartments                Columbus, OH           1987       1998          NA         99%           NA         $14,500,000
The Greens at Metrowest             Orlando, FL            1990       1995          NA         92%           NA         $14,100,000
The Crest at Shadow Mt.             El Paso, TX            1992       1997          NA         95%           NA         $ 9,700,000
                                                                                                                     --------------
Subtotal--Residential Properties                                                    NA                                 $362,829,629
                                                                               ---------                             --------------
Total--All Properties                                                          9,194,154                             $1,312,503,554

(1) Based on total rent (excluding tenant payments for real estate taxes and operating expenses) on leases existing at December 31, 1999. For those properties purchased in 1999, the number was derived by annualizing the rents charged by the Account since acquiring the property.
(2) Market value reflects the value determined in accordance with the procedures described in the Account's prospectus.
(3) Purchased through Light Street Partners, L.P. (now 100% owned by the
Account).
(4) Renovated in 1991 and 1995.
(5) For the average unit size and annual average rent per unit for each residential property, see "Residential Properties" below.


Commercial (Non-Residential) Properties


      In General. At December 31, 1999, the Account held 40 commercial (non-residential) properties in its portfolio. None of these properties is subject to a mortgage, and although the terms vary under each lease, certain expenses, such as real estate taxes and other operating expenses, are paid or reimbursed by the tenants.

      At December 31, 1999, the Account's office property portfolio consisted of 18 office properties located in metropolitan areas throughout the United States. The office properties together are approximately 96 percent leased with 360 leases.

      At December 31, 1999, the Account's industrial property portfolio consisted of 17 properties used primarily for warehousing, distribution, or light manufacturing activities. The Account's industrial properties together are
98.5 percent leased with 66 leases.

      At December 31, 1999, the Account's retail property portfolio consisted of 5 neighborhood shopping centers, each of which is anchored by a supermarket tenant. These retail properties together are approximately 93.4 percent leased with 78 leases.

      Major Tenants: The following table lists the Account's major commercial tenants based on the total space they occupy in the Account's properties.

=========================================================================================================
                                      Occupied        Percentage of Total Rentable
                                      Square                Area of Account's
Major Tenant                          Feet              Non-Residential Properties      Property Type
=========================================================================================================
The GAP                               520,000                     5.7%                    Industrial
=========================================================================================================
Saks & Company                        470,000                     5.1%                    Industrial
=========================================================================================================
Meiko-America                         463,235                     5.0%                    Industrial
=========================================================================================================
Timberland                            414,435                     4.5%                    Industrial
=========================================================================================================
New Breed Transfer Company            404,500                     4.4%                    Industrial
=========================================================================================================
Petco                                 258,000                     2.8%                    Industrial
=========================================================================================================
UPS                                   256,000                     2.8%                    Industrial
=========================================================================================================
Louisville Bedding Company            223,170                     2.4%                    Industrial
=========================================================================================================
VanKampen American Capital            208,821                     2.3%                      Office
=========================================================================================================
PHH Vehicle Management Services       199,563                     2.2%                      Office
=========================================================================================================

      Lease Expirations. The following charts provide lease expiration information for the Account's commercial properties, categorized by property type. While many of the leases contain renewal options with varying terms, these charts assume that none of the tenants exercise their renewal options.

                                Office Properties


====================================================================================================================================
                                                                                                       Percent of Total Rentable
                                                                          Rentable Area                    Area of Account's
                                               Number of                   Subject to                  Non-Residential Properties
                                                Leases                  Expiring Leases                      Represented by
                                               Expiring                    (sq. ft.)                        Expiring Leases
            Year of Lease Expiration
------------------------------------------------------------------------------------------------------------------------------------
                      2000                        47                        357,148                              10.14%
                      2001                        67                        440,670                              12.51%
                      2002                        64                        558,166                              15.85%
                      2003                        62                        659,643                              18.73%
                      2004                        44                        327,813                               9.31%
               2005 and thereafter                76                      1,133,358                              32.19%
------------------------------------------------------------------------------------------------------------------------------------
Total                                            360                      3,521,367                              100.0%
====================================================================================================================================


                              Industrial Properties


====================================================================================================================================
                                                                                                       Percent of Total Rentable
                                                                          Rentable Area                    Area of Account's
                                               Number of                   Subject to                  Non-Residential Properties
                                                Leases                  Expiring Leases                      Represented by
                                               Expiring                    (sq. ft.)                        Expiring Leases
            Year of Lease Expiration
------------------------------------------------------------------------------------------------------------------------------------
                      2000                        12                        256,246                              5.02%
                      2001                         8                        205,199                              4.02%
                      2002                         4                        100,560                              1.97%
                      2003                        16                      1,366,854                             26.75%
                      2004                         3                         35,456                              0.69%
               2005 and thereafter                23                      3,144,921                             61.55%
------------------------------------------------------------------------------------------------------------------------------------
Total                                             66                      5,109,236                             100.0%
====================================================================================================================================


                                Retail Properties


====================================================================================================================================
                                                                                                       Percent of Total Rentable
                                                                          Rentable Area                  Area of Account's Non-
                                               Number of                   Subject to                    Residential Properties
                                                Leases                  Expiring Leases                      Represented by
                                               Expiring                    (sq. ft.)                        Expiring Leases
            Year of Lease Expiration
------------------------------------------------------------------------------------------------------------------------------------
                      2000                        18                         38,035                              8.41%
                      2001                        27                         61,037                             13.49%
                      2002                         7                         20,151                              4.46%
                      2003                         6                          8,832                              1.95%
                      2004                         8                         10,693                              2.36%
               2005 and thereafter                12                        313,560                             69.32%
------------------------------------------------------------------------------------------------------------------------------------
Total                                             78                        452,308                             100.0%
====================================================================================================================================

Residential Properties


      The Account's residential property portfolio currently consists of 13 first class or luxury multi-family garden apartment complexes and one high rise apartment building. None of the properties in the portfolio is subject to a mortgage. The complexes generally contain one- to three-bedroom apartment units, with a range of amenities, such as patios or balconies, washers and dryers, and central air conditioning. Many of these apartment communities have use of on-site fitness facilities, including some with swimming pools. Rents on each of the properties tend to be comparable with competitive communities and are not subject to rent regulation. The Account is responsible for the expenses of operating the properties.

         In the table below you will find more detailed information regarding the apartment complexes in the Account's portfolio as of December 31, 1999.

====================================================================================================================================
                                                                                 Average              Avg. Rent
                                                             Number             Unit Size             Per Unit/             Percent
            Property                         Location       of Units          (Square Feet)           Per Month              Leased
------------------------------------------------------------------------------------------------------------------------------------
The Colorado                       New York, NY                256                  631               $1,338                   98%
Larkspur Courts Apartments         Larkspur, CA                248                 1001               $1,935                   99%
Bay Court at Harbour Pointe        Mulkiteo, WA                420                  970               $  765                   96%
The Legends at Chase Oaks          Plano, TX                   346                  972               $  904                   93%
Lodge at Willow Creek              Douglas County, CO          316                 1001               $1,035                   96%
Golfview Apartments                Lake Mary, FLA              276                 1089               $  950                   92%
Lincoln Woods                      Lafayette Hill, PA          216                  773               $1,083                   99%
Monte Vista                        Littleton, CO               219                  888               $  902                   94%
Indian Creek Apartments            Farmington Hills, MI        196                 1139               $  984                   99%
Royal St. George                   West Palm Beach, FL         224                  870               $  849                   95%
Westcreek                          Westlake Village, CA        126                  948               $1,194                   98%
Bent Tree Apartments               Columbus, OH                256                  928               $  605                   99%
The Greens at Metrowest            Orlando, FL                 200                  920               $  799                   92%
The Crest at Shadow Mt.            El Paso, TX                 232                  837               $  649                   95%
====================================================================================================================================


Recent Property Purchases and Sales


[As of the date of this filing, no properties have been purchased or sold in 2000. Any properties purchased or sold prior to effectiveness will be included here by amendment.]

      For a discussion of the Account's real estate holdings and recent acquisitions in the context of the Account's performance as a whole, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" below. Real estate investments made by the Account after the date of this prospectus will be described in supplements to the prospectus, as appropriate. (Note that the Account made a number of property purchases in 1999 that were not described in supplements to its prospectus. These properties are briefly described in Appendix C to this prospectus).

                             SELECTED FINANCIAL DATA

      The following selected financial data should be considered together with the Account's financial statements and related notes, which are presented later in this prospectus.


                                                                                                                      July 3, 1995
                                                  Year Ended       Year Ended       Year Ended       Year Ended    (commencement of
                                                 December 31,     December 31,     December 31,     December 31,    operations) to
                                                     1999             1998             1997             1996       December 31, 1995
                                                     ----             ----             ----             ----       -----------------
Investment income:
   Real estate income, net:
     Rental income ..........................   $  132,316,878   $   81,009,203   $   44,342,342   $   10,951,183   $      165,762
                                                --------------   --------------   --------------   --------------   --------------
     Real estate property level
      expenses and taxes:
       Operating expenses ...................       27,334,060       17,339,706        9,024,240        2,116,334           29,173
       Real estate taxes ....................       15,892,736        9,103,637        4,472,311        1,254,163           14,659
                                                --------------   --------------   --------------   --------------   --------------
          Total real estate property
          level expenses and taxes ..........       43,226,796       26,443,343       13,496,551        3,370,497           43,832
                                                --------------   --------------   --------------   --------------   --------------
          Real estate income, net ...........       89,090,082       54,565,860       30,845,791        7,580,686          121,930
   Dividends and interest ...................       24,932,733       23,943,728       16,486,279        6,027,486        2,828,900
                                                --------------   --------------   --------------   --------------   --------------
       Total investment income ..............   $  114,022,815   $   78,509,588   $   47,332,070   $   13,608,172   $    2,950,830
                                                ==============   ==============   ==============   ==============   ==============

Net realized and unrealized
 gain on investments ........................   $    9,834,743   $    7,864,659   $   18,147,053   $    3,330,539   $       35,603
                                                ==============   ==============   ==============   ==============   ==============
Net increase in net assets
 resulting from operations ..................   $  115,943,767   $   76,611,662   $   60,071,400   $   15,782,915   $    2,676,000
                                                ==============   ==============   ==============   ==============   ==============
Net increase in net assets
 resulting from participant
 transactions ...............................   $  383,171,774   $  333,936,510   $  356,052,262   $  233,653,793   $  117,582,345
                                                ==============   ==============   ==============   ==============   ==============
Net increase in net assets ..................   $  499,115,541   $  410,548,172   $  416,123,662   $  249,436,708   $  120,258,345
                                                ==============   ==============   ==============   ==============   ==============

                                                 December 31,     December 31,     December 31,     December 31,     December 31,
                                                     1999             1998             1997             1996             1995
Total assets ................................   $1,719,457,715   $1,229,603,431   $  815,760,825   $  426,372,007   $  143,177,421
                                                ==============   ==============   ==============   ==============   ==============
Total liabilities and minority
interest ....................................   $   23,975,287   $   33,236,544   $   29,942,110   $   56,676,954   $   22,919,076
                                                ==============   ==============   ==============   ==============   ==============
Total net assets ............................   $1,695,482,428   $1,196,366,887   $  785,818,715   $  369,695,053   $  120,258,345
                                                ==============   ==============   ==============   ==============   ==============
Accumulation units outstanding ..............       11,487,360        8,833,911        6,313,015        3,295,786        1,172,498
                                                ==============   ==============   ==============   ==============   ==============
Accumulation unit value .....................   $       142.97   $       132.17   $       122.30   $       111.11   $       102.57
                                                ==============   ==============   ==============   ==============   ==============

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF ACCOUNT'S
                    FINANCIAL CONDITION AND OPERATING RESULTS


      The Real Estate Account continues to grow and passed the $1.6 billion mark in net assets during 1999. Through December 31, 1999, the Account had a total of 54 real estate properties, including 18 office properties, 17 industrial properties, 5 neighborhood shopping enters and 14 apartment complexes. At December 31, 1999, these properties represented 77.8% of the Account's total investment portfolio. This is in contrast to the end of 1998, when real estate represented 67.7% of the Account's total investment portfolio.

      In 1999, the Account purchased ten properties (seven office properties, one industrial property and two apartment properties), sold two properties (one office property and one apartment property), and purchased the remaining 10% interest in a partnership owning a portfolio of office buildings, in which the Account already owned the controlling 90% interest. Because the Account is now at a size where it can absorb larger properties, this year the Account began to pursue and make larger property purchases, including a $161 million purchase of an office building. The Account continues to pursue suitable properties, and is currently in various stages of negotiations with a number of prospective sellers. While attractive acquisition prospects are available in the current market, there is significant competition for the most desirable properties.

      As of December 31, 1999, the Account also held investments in commercial paper, representing 16.3% of the portfolio, real estate investment trusts (REITs), representing 4.7% of the portfolio, U.S. government agencies, representing 0.6% of the portfolio, and corporate bonds, representing 0.6% of the portfolio.


Results of Operations


Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

      The Account's total net return was 8.17% for the year ended December 31, 1999 and 8.07% for 1998. The Account's net investment income, after deducting all expenses, was $104,744,405 for the year ended December 31, 1999 and $72,234,994 for 1998, a 45% increase. This increase was the result of a 42% increase in net assets and an increase in the Account's real estate holdings from December 31, 1998 to December 31, 1999. The Account had net realized and unrealized gains on investments of $9,834,743 and $7,864,659 for the year ended December 31, 1999 and December 31, 1998, respectively. The gains on the Account's real estate properties of $23,232,711 and $33,221,281 for 1999 and 1998, respectively, were offset by net realized and unrealized losses on the Account's marketable securities of $13,397,968 and $25,356,622 for 1999 and 1998 respectively.

      The Account's real estate holdings generated approximately 78% of the Account's total investment income (before deducting Account level expenses) during 1999 compared with 70% during 1998. The remaining portion of the Account's total investment income was generated by investments in marketable securities.

      Gross real estate rental income was $132,316,878 for the year ended December 31, 1999 and $81,009,203 for the same period in 1998. This increase was primarily due to the increase in the number of properties owned by the Account -- from 46 properties at the end of 1998 to 54 properties at the end of 1999. Interest and dividend income on the Account's marketable securities investments increased from $23,943,728 for 1998 to $24,932,733 in 1999.

      Total property level expenses for the year ended December 31, 1999 were $43,226,796, of which $27,334,060 represented operating expenses and $15,892,736 was attributable to real estate taxes. Total property level expenses for the year ended December 31, 1998 were $26,443,343 of which $17,339,706 was attributable to operating expenses and $9,103,637 was attributable to real estate taxes. The increase in property level expenses during 1999 reflected the increased number of properties in the Account.

      The Account also incurred expenses for the years ended December 31, 1999 and 1998 of $4,246,911 and $2,999,113, respectively, for investment advisory services, $3,442,282 and $2,498,376, respectively, for administrative and distribution services, and $1,589,217 and $777,105, respectively, for mortality and expense risk charges and liquidity guarantee charges. Such expenses increased as a result of the larger net asset base of the Account for 1999 over 1998.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

      The Account's total net return was 8.07% for the year ended December 31, 1998 and 10.07% for 1997. This decline was primarily due to the decline in value of the Account's REIT holdings. The Account's net investment income, after deduction of all expenses, was $72,234,994 for the year ended December 31, 1998 and $43,805,525 for the year ended December 31, 1997, a 65% increase. This increase was the result of a 52% increase in net assets and also an increase in the Account's real estate holdings from December 31, 1997 to December 31, 1998. The Account had net realized and unrealized gains on investments of $7,864,659 and $18,147,053 for the year ended December 31, 1998 and December 31, 1997, respectively. This decrease was primarily the result of the decline in price of the Account's REITs and other marketable securities, as well as the losses incurred from the sale of certain of those investments. These realized and unrealized losses on marketable securities diminished the increase in unrealized appreciation on the Account's real estate properties, which was $33,221,281 in 1998 compared with $10,234,316 in 1997. That increase was the result of the increased values assigned to many of the properties after periodic revaluations from internal or independent appraisals.

      The Account's real estate holdings generated approximately 70% of the Account's total investment income (before deducting Account level expenses) during 1998 and 65% during 1997. The remaining portion of the Account's total investment income was generated by investments in marketable securities.


      Gross real estate rental income was $81,009,203 for the year ended December 31, 1998 and $44,342,342 for the same period in 1997. This increase was primarily due to the increase in the number of properties owned by the Account -- from 33 properties at the end of 1997 to 46 properties at the end of 1998. Interest and dividend income on the Account's marketable securities investments increased from $16,486,279 for 1997 to $23,943,728 for 1998. This increase was due to the fact that the actual amount of money the Account had invested in marketable securities went up as the Account's net asset base grew.

      Total property level expenses for the year ended December 31, 1998 were $26,443,343 of which $17,339,706 was attributable to operating expenses and $9,103,637 was attributable to real estate taxes. Total property level expenses for the year ended December 31, 1997 were $13,496,551, of which $9,024,240 represented operating expenses and $4,472,311 was attributable to real estate taxes. The increase in property level expenses during 1998 reflected the increased number of properties in the Account.

      The Account also incurred expenses for the year ended December 31, 1998 and 1997 of $2,999,113 and $1,647,689, respectively, for investment advisory services, $2,498,376 and $1,368,501, respectively, for administrative and distribution services, and $777,105 and $510,355, respectively, for mortality and expense risk charges and liquidity guarantee charges. Such expenses increased as a result of the larger net asset base of the Account for 1998 over 1997.



Liquidity and Capital Resources


      The Account earned $104,744,405 in 1999 and $72,234,994 in net investment income in 1998. During 1999, the Account received $126,200,561 in premiums and $293,354,604 in net participant transfers from other TIAA and CREF accounts, while in 1998 the Account received $91,248,578 in premiums and $337,568,064 in net participant transfers from other TIAA and CREF accounts. Real estate properties costing $511,878,000 and $259,746,550 were purchased during 1999 and 1998, respectively. In 1999, the Account also received $45,927,000 in proceeds from the sale of two properties. By year end 1999, the Account's liquid assets (i.e., its cash, REITs, short- and intermediate- term investments, and government securities) had a value of $374,896,400, while at the end of 1998 those assets were valued at $391,605,900. We anticipate that much of the Account's liquid assets as of December 31, 1999, exclusive of the REITs, will be used by the Account to purchase additional suitable real estate properties. The remaining liquid assets, exclusive of the REITs, will continue to be available to meet expense needs and redemption requests (e.g., cash withdrawals or transfers).


      If the Account's liquid assets and its cash flow from operating activities and participant transactions are not sufficient to meet its cash needs, including redemption requests, TIAA's general account will purchase liquidity units in accordance with TIAA's liquidity guarantee to the Account.


      The Account spent approximately $4,343,000 in 1999 for capital (long-term) expenses, including ongoing tenant improvements and leasing commissions at the commercial properties relating to the renewal of existing tenants or re-leasing of space to new tenants during the normal course of business. For the apartment complexes, in addition to the routine recurring costs, e.g., painting and carpet cleaning and minor replacements to re-lease apartments that become vacant, the Account will be expending capital to renovate the lobby and upgrade the elevators of The Colorado in New York City and the kitchens in the Larkspur apartments.

Effects of Inflation


      In recent years, inflation has been modest. To the extent that inflation may increase property operating expenses in the future, we anticipate that increases will generally be billed to tenants either through contractual lease provisions in office, industrial, and retail properties or through rent increases in apartment complexes. However, depending on how long any vacant space in a property remains unleased, the Account may not be able to recover the full amount of such increases in operating expenses.




VALUING THE ACCOUNT'S ASSETS

      We value the Account's assets as of the close of each valuation day by taking the sum of:
      o the value of the Account's cash, cash equivalents, and short-term and other debt instruments
      o the value of the Account's other securities investments and other assets
      o the value of the individual real properties and other real estate-related investments owned by the Account, determined as described below
      o an estimate of the net operating income accrued by the Account from its properties and other real estate-related investments and then reducing it by the Account's liabilities, including the daily investment management fee and certain other expenses attributable to operating the Account. See "Expense Deductions," page 30.

Valuing Real Estate and Related Investments

      Valuing Real Property: Individual real properties will be valued initially at their purchase prices. (Prices include all expenses related to purchase, such as acquisition fees, legal fees and expenses, and other closing costs.) We could use a different value in appropriate circumstances.

      After this initial valuation, an independent appraiser, approved by the independent fiduciary, will value properties at least once a year. The independent fiduciary can require additional appraisals if it believes that a property has changed materially or otherwise to assure that the Account is valued correctly.

      Quarterly, we will conduct an internal review of each of the Account's properties. We'll adjust a valuation if we believe that the value of the property has changed since the previous valuation. We'll continue to use the revised value to calculate the Account's net asset value until the next review or appraisal. However, we can adjust the value of a property in the interim to reflect what we believe are actual changes in property value.

      The Account's net asset value will include the current value of any note receivable (an amount that someone else owes the Account) from selling a real estate-related investment. We'll estimate the value of the note by applying a discount rate appropriate to then-current market conditions.

      Because of the nature of real estate assets, the Account's net asset value won't necessarily reflect the true or realizable value of those assets (i.e., what the Account would get if it sold them).

      Valuing Conventional Mortgages: Individual mortgages will be valued initially at their face amount. Thereafter, quarterly, we'll value the Account's fixed interest mortgage loans by discounting payments of principal and interest to their present value (using a rate at which commercial lenders would make similar mortgage loans). We'll also use this method for foreign mortgages with conventional terms. We can adjust the mortgage value more frequently if circumstances require it.

      Valuing Participating Mortgages: Individual mortgages will initially be valued at their face amount. Thereafter, quarterly, we'll estimate the values of the participating mortgages by making various assumptions about occupancy rates, rental rates, expense levels, and other things. We'll use these assumptions to project the cash flow and anticipated sale proceeds from each investment over the term of the loan, or sometimes over a shorter period. To calculate sale proceeds, we'll assume that the real property underlying each investment will be sold at the end of the period used in the valuation at a price based on market assumptions for the time of the projected sale. We'll then discount the estimated cash flows and sale proceeds to their present value (using rates appropriate to then-current market conditions).

      Net Operating Income: The Account usually receives operating income from its investments intermittently, not daily. In fairness to participants, we estimate the Account's net operating income rather than applying it when we actually receive it, and assume that the Account has earned (accrued) a proportionate amount of that estimated amount daily. You bear the risk that, until we adjust the estimates when we receive actual income reports, we could be under- or overvaluing the Account.

      Every year, we prepare a month-by-month estimate of the revenues and expenses (estimated net operating income) for each of the Account's properties. Each day, we add the appropriate fraction of the estimated net operating income for the month to the Account's net asset value.

      Every month, the Account receives a report of the actual operating results for the prior month for each property (actual net operating income). We then recognize the actual net operating income on the accounting records of the Account and adjust the outstanding daily accrued receivable accordingly. As the Account actually receives cash from a property, we'll adjust the daily accrued receivable and other accounts appropriately.

      Adjustments: We can adjust the value of an investment if we believe events or market conditions (such as a borrower's or tenant's default) have affected how much the Account could get if it sold the investment. We may not always be aware of each event that might require a valuation adjustment, and because our evaluation is based on subjective factors, we may not in all cases make adjustments where changing conditions could affect the value of an investment.

      The independent fiduciary will need to approve adjustments to any valuation of one or more properties that

      o  is made within three months of the annual independent appraisal or
      o  results in an increase or decrease of:
         o more than 6 percent of the value of any of the Account's properties since the last independent annual appraisal
         o more than 2 percent in the value of the Account since the prior month or
         o more than 4 percent in the value of the Account within any quarter.

      Right to Change Valuation Methods: If we decide that a different valuation method would reflect the value of a real estate-related investment more accurately, we may use that method if the independent fiduciary consents. Changes in TIAA's valuation methods could change the Account's net asset value and change the values at which participants purchase or redeem Account interests.

Valuing Other Investments

      Debt Securities and Money Market Instruments: We value fixed income securities (including money market instruments) for which market quotations are readily available at the most recent bid price or the equivalent quoted yield for those securities (or those of comparable maturity, quality, and type). We obtain values for money market instruments with maturities of one year or less either from one or more of the major market makers for those securities or from one or more financial information services. We use an independent pricing service to value securities with maturities longer than one year except when we believe prices do not accurately reflect the fair value of these securities.

      Equity Securities: We value equity securities (including REITs) listed or traded on the New York Stock Exchange or the American Stock Exchange at their last sale price on the valuation day. If no sale is reported that day, we use the mean of the closing bid and asked prices. Equity securities listed or traded on any other exchange are valued in a comparable manner on the principal exchange where traded.

      We value equity securities traded on the NASDAQ Stock Market's National Market at their last sale price on the valuation day. If no sale is reported that day, we use the mean of the closing bid and asked prices. Other U.S. over-the-counter equity securities are valued at the mean of the closing bid and asked prices.

      Foreign Securities: To value investments traded on a foreign exchange or in foreign markets, we use their closing values under the generally accepted valuation method in the country where traded, as of the valuation date. We convert this to U.S. dollars at the exchange rate in effect on the valuation day.

      Investments Lacking Current Market Quotations. We value securities or other assets for which current market quotations are not readily available at fair value as determined in good faith under the direction of the Investment Committee of TIAA's Board of Trustees and in accordance with the responsibilities of TIAA's Board as a whole.

                               EXPENSE DEDUCTIONS

      Deductions are made each valuation day from the net assets of the Account for various services required to manage investments, administer the Account and the contracts, and to cover certain risks borne by TIAA. Services are performed at cost by TIAA and TIAA-CREF Individual & Institutional Services, Inc. ("Services"), a subsidiary of TIAA. Because services are provided at cost, we expect that expense deductions will be relatively low. TIAA guarantees that in the aggregate, the expense charges will never be more than 2.50% of average net assets per year.

      The current annual expense deductions are:


------------------------------------------------------------------------------------------------------------------
                                            Percent of
       Type of Expense Deduction            Net Assets                       Services Performed
                                             Annually
------------------------------------------------------------------------------------------------------------------
Investment Management                                     For TIAA's investment advice, portfolio accounting,
                                              0.25%       custodial services, and similar services, including
                                                          independent fiduciary and appraisal fees
------------------------------------------------------------------------------------------------------------------
Administration                                0.185%      For Services' administrative services, such as
                                                          allocating premiums and paying annuity income
------------------------------------------------------------------------------------------------------------------
Distribution                                  0.03%       For Services' expenses related to distributing the
                                                          annuity contracts
------------------------------------------------------------------------------------------------------------------
Mortality and Expense Risk                                For TIAA's bearing certain mortality and expense
                                              0.07%       risks.
------------------------------------------------------------------------------------------------------------------
Liquidity Guarantee                           0.03%       For TIAA's liquidity guarantee.
                                              =====
------------------------------------------------------------------------------------------------------------------
Total Annual Expense Deduction                0.565%      For total services to the Account
------------------------------------------------------------------------------------------------------------------


      After the end of every quarter, we reconcile how much we deducted as discussed above with the expenses the Account actually incurred. If there's a difference, we add it to or deduct it from the Account in equal daily installments over the remaining days in the quarter. Since our at-cost deductions are based on projections of Account assets and overall expenses, the size of any adjusting payments will be directly affected by how different our projections are from the Account's actual assets or expenses. While our projections of Account asset size (and resulting expense fees) are based on our best estimates, the size of the Account's assets can be affected by many factors, including premium growth, participant transfers into or out of the Account, and any changes in the value of portfolio holdings. Historically, the adjusting payments have generally been small and have resulted in both upward and downward adjustments to the Account's expense deductions for the following quarter.

      TIAA's board can revise the deduction rates from time to time to keep deductions as close as possible to actual expenses.

      Currently there are no deductions from premiums or withdrawals, but we might change this in the future. Property expenses, brokers' commissions, transfer taxes, and other portfolio expenses are charged directly to the Account.

                                  THE CONTRACTS

      TIAA offers the Real Estate Account as a variable option for the annuity contracts described below. Some employer plans may not offer the Real Estate Account as an option for RA, GRA, GSRA, or Keogh contracts. The Account is not available in California.

RA (Retirement Annuity) and GRA (Group Retirement Annuity)

      RA and GRA contracts are used mainly for employee retirement plans. RA contracts are issued directly to you. GRA contracts, which are group contracts, are issued through an agreement between your employer and TIAA.

      Depending on the terms of your plan, RA and GRA premiums can be paid by your employer, you, or both. If you're paying some of or the entire periodic premium, your contributions can be in either pre-tax dollars by salary reduction or after-tax dollars by payroll deduction. You can also transfer funds from another investment choice under your employer's plan to your contract. For RAs only, you can make contributions directly to TIAA. Ask your employer for more information about these contracts.

SRA (Supplemental Retirement Annuity) and GSRA (Group Supplemental Retirement Annuity)

      These are for voluntary tax-deferred annuity (TDA) plans. SRA contracts are issued directly to you. GSRA contracts, which are group contracts, are issued through an agreement between your employer and TIAA. Your employer pays premiums in pre-tax dollars through salary reduction. Although you can't pay premiums directly, you can transfer amounts from other TDA plans.

Classic IRA

      Classic IRAs are individual contracts issued directly to you. You and your spouse can each open a Classic IRA with an annual contribution of up to $2,000 or by rolling over funds from another IRA or retirement plan, if you meet our eligibility requirements. The combined limit for your contributions to a Classic IRA and a Roth IRA for a single year is $2,000, excluding rollovers. We can't issue you a joint contract.

Roth IRA

      Roth IRAs are also individual contracts issued directly to you. You or your spouse can each open a Roth IRA with an annual contribution up to $2,000 or with a rollover from another IRA or a Classic IRA issued by TIAA if you meet our eligibility requirements. The combined limit for your contributions to a Classic IRA and a Roth IRA for a single year is $2,000, excluding rollovers. We can't issue you a joint contract.

[SIDEBAR
IRA and Keogh Eligibility

      You or your spouse can set up a TIAA Classic or Roth IRA or a Keogh if you're a current or retired employee or trustee of an eligible institution, or if you own a TIAA or CREF annuity or a TIAA individual insurance contract. With IRAs, you can also roll over funds from an eligible institution's retirement plan or from an IRA account that was set up with money originally in an eligible institution's plan. Eligibility may be restricted by certain income limits on opening Roth IRA contracts.]

GA (Group Annuity)

      GA contracts are used exclusively for employee retirement plans and are issued directly to your employer or your plan's trustee. Your employer pays premiums directly to TIAA (you can't pay GA premiums directly to TIAA) and your employer or the plan's trustee exclusively controls the allocation of contributions and transfers to and from these contracts. Ask your employer for more information if your plan is funded with a GA contract.

Keoghs


      Subject to regulatory approval, TIAA also offers contracts for Keogh plans. If you own an unincorporated business, you can use our Keogh contracts and prototype plan, provided you are eligible.


[SIDEBAR]
Vesting

      Once you're fully vested under your employer's plan, you can't lose the benefits you've earned under your RA, GRA or GA contract. Ask your employer for your vesting status. Your benefits under SRAs, GSRAs, and IRAs are immediately vested and can't be forfeited.]

Starting Out

      We'll issue you a TIAA contract when we receive your completed application or enrollment form. Your premiums will be credited to the Real Estate Account as of the business day we receive them.

      If we receive premiums from your employer before your application or enrollment form, we'll credit the premiums to the CREF Money Market Account until we receive your form. We'll transfer and credit the amount you've specified to the Real Estate Account as of end of the business day we receive your completed form. If the allocation instructions on your application or enrollment form are incomplete, violate plan restrictions, or don't total 100 percent, we'll credit your premiums to the CREF Money Market Account until we do receive complete instructions. Any amounts that we credited to the CREF Money Market Account before we received correct instructions will be transferred to the Real Estate Account only on request, and will be credited as of the business day we receive that request.

      TIAA doesn't restrict the amount or frequency of premiums to your RA, GRA, and IRA contracts, although we may in the future. Your employer's retirement plan may limit your premium amounts, while the Internal Revenue Code limits the total annual premiums you may invest in plans qualified for favorable tax treatment. If you pay premiums directly to an RA or IRA, the premiums and any earnings are not subject to your employer's plan.

      In most cases (subject to any restriction we may impose, as described in this prospectus), TIAA will accept premiums to a contract at any time during your accumulation period. Once your first premium has been paid, your TIAA contract can't lapse or be forfeited for nonpayment of premiums. TIAA can stop accepting premiums to GRA, GSRA, or Keogh contracts at any time.

Allocating Your Premiums Among the Account and other TIAA and CREF Accounts

      You can allocate all or part of your premiums to the Real Estate Account, unless your employer's plan precludes that choice. You can also allocate premiums to TIAA's traditional annuity or any of the CREF variable investment accounts, if the account is available under your employer's plan.

      You can change your allocation choices for future premiums by
      o  writing to our home office
      o  using our Inter/ACT Internet service at www.tiaa-cref.org or
      o calling our Automated Telephone Service (24 hours a day) at 800-842-2252.

The Right to Cancel Your Contract


      You can cancel your contract up to 30 days after you first receive it, unless we have begun making annuity payments from it. If you already had a TIAA contract prior to investing in the Real Estate Account, you have no 30-day right to cancel the contract. To cancel, mail or deliver the contract with a signed Notice of Cancellation (available by contacting TIAA) to our home office. We'll cancel the contract, then send the entire current accumulation to whomever sent the premiums. You bear the investment risk during this period (although some states require us to send back your entire premium without accounting for investment results).


Determining the Value of Your Interest in the Account -- Accumulation Units

      When you pay premiums or make transfers to the Real Estate Account, you buy accumulation units. When you take a cash withdrawal, transfer from the Account, or apply funds to begin annuity income, the number of your accumulation units decrease. We calculate how many accumulation units to credit by dividing the amount you applied to the Account by its accumulation unit value at the end of the business day when we received your premium or transfer. To determine how many accumulation units to subtract for cash withdrawals and transfers, we use the accumulation unit value for the end of the business day when we receive your transaction request and all required information and documents (unless you ask for a later date).

      The accumulation unit value reflects the Account's investment experience (i.e., the real estate net operating income accrued, as well as dividends, interest and other income accrued), realized and unrealized capital gains and losses, as well as Account expense charges.

[SIDEBAR - Calculating Accumulation Unit Values

      We calculate the Account's accumulation unit value at the end of each valuation day. To do that, we multiply the previous day's value by the net investment factor for the Account. The net investment factor is calculated as A divided by B, where A and B are defined as:

      A. The value of the Account's net assets at the end of the current valuation period, less premiums received during the current valuation period.
      B. The value of the Account's net assets at the end of the previous valuation period, plus the net effect of transactions made at the start of the current valuation period.]

How to Transfer and Withdraw Your Money

      Generally TIAA allows you to move your money to or from the Real Estate Account in the following ways:
      o from the Real Estate Account to a CREF investment account or TIAA's traditional annuity
      o to the Real Estate Account from a CREF investment account or TIAA's traditional annuity (subject to certain limitations)
      o  from the Real Estate Account to other companies
      o  to the Real Estate Account from other plans
      o  by withdrawing cash
      o  by setting up a program of automatic withdrawals or transfers

These transactions generally must be for at least $1,000 at a time (or your entire Account accumulation, if less). These options may be limited by the terms of your employer's plan or by current tax law. Transfers and cash withdrawals are currently free.

      Transfers and cash withdrawals are effective at the end of the business day we receive your request and all required documentation. You can also choose to have transfers and withdrawals take effect at the close of any future business day or the last calendar day of the current or any future month, even if it's not a business day. If you request a transfer at any time other than during a business day, it will be effective at the close of the next business day.

      To request a transfer or to withdraw cash:
      o  write to TIAA's home office at 730 Third Ave., New York, NY
         10017-3206
      o  call us at 800 842-2252 or
      o  for transfers, use Inter/ACT on the Internet at www.tiaa-cref.org


      You may be required to complete and return certain forms to effect these transactions. We can suspend or terminate your ability to transact by telephone, over the Internet, or by fax at any time, for any reason.

Before you transfer or withdraw cash, make sure you understand the possible federal and other income tax consequences. See "Taxes," page 43.

Transfers Between the Real Estate Account and Other TIAA-CREF Accounts

      Once every calendar quarter you can transfer some or all of your accumulation in the Real Estate Account to TIAA's traditional annuity or to one of the CREF accounts. Transfers to certain CREF accounts may be restricted by your employer's plan.

      You can also transfer some or all of your accumulation in TIAA's traditional annuity or in your CREF accounts to the Real Estate Account, if your employer's plan offers the Account. Transfers from TIAA's traditional annuity to the Real Estate Account under RA and GRA contracts take place in roughly equal installments over a ten-year period through a TIAA transfer payout annuity. There are no similar restrictions on transfers from TIAA's traditional annuity under SRA, GSRA, IRA, or Keogh contracts.

      Because excessive transfer activity can hurt Account performance and other participants, we may further limit how often you transfer or otherwise modify the transfer privilege.


[SIDEBAR
Market Timing Policy
There are participants who may try to profit from transferring money back and forth among the CREF accounts and the Real Estate Account in an effort to "time" the market. As money is shifted in and out of these accounts, we incur transaction costs, including, among other things, expenses for buying and selling securities. These costs are borne by all participants, including long-term investors who do not generate the costs. To discourage this market-timing activity, we have instituted a policy of limiting a participant's ability to make transfers by telephone, fax or over the Internet, if the participant has been engaging in a high level transfer activity, and has continued to transfer frequently after being notified in writing of our policy. We have the right to modify our policy at any time.]


Transfers to Other Companies

      Generally you may transfer funds from the Real Estate Account to a company other than TIAA or CREF, subject to certain tax restrictions. This right may be limited by your employer's plan. If your employer participates in our special transfer services program, we can make automatic monthly transfers from your RA or GRA contract to another company, and the $1,000 minimum will not apply to these transfers.

Transfers from Other Plans

      Ordinarily you can transfer funds from another 403(b) retirement plan to a TIAA contract. Likewise, if your TIAA contract is part of a 401(a) or 403(a) plan, you can transfer to it from other 401(a) or 403(a) plans, if your plans permit. Amounts transferred to TIAA may still be subject to provisions of your original employer's plan. You can also transfer funds from 401(a), 403(a), and 403(b) plans to a TIAA Classic IRA, or from an IRA containing funds originally contributed to such plans, to either a Classic or Roth IRA, assuming you meet the income eligibility criteria. Funds in a 457(b) plan can be transferred to another 457(b) plan only. Accumulations in 457(b) plans may not be rolled over to a qualified plan (e.g., a 401(a) plan), a 403(b) plan or an IRA.


Withdrawing Cash

      You may withdraw cash from your SRA, GSRA, IRA, or Keogh Real Estate Account accumulation at any time during the accumulation period, provided federal tax law permits it (see below). Cash withdrawals from your RA or GRA accumulation may be limited by the terms of your employer's plan and federal tax law. Normally, you can't withdraw money from a contract if you've already begun receiving lifetime annuity income.

      Current federal tax law restricts your ability to make cash withdrawals from your accumulation under most voluntary salary reduction agreements. Withdrawals are generally available only if you reach age 59 1/2, leave your job, become disabled, or die, or if your employer terminates its retirement plan. If your employer's plan permits, you may also be able to withdraw money if you encounter hardship, as defined by the IRS, but hardship withdrawals can be from contributions only, not investment earnings. Different restrictions apply to withdrawals from Classic and Roth IRAs. You may be subject to a 10 percent penalty tax if you make a withdrawal before you reach age 59 1/2, unless an exception applies to your situation.


      Under current federal tax law, you are not permitted to withdraw from 457(b) plans earlier than the calendar year in which you reach age 70 1/2 or separate from service or are faced with an unforeseeable emergency (as defined by law). There are no early withdrawal tax penalties if you withdraw under any of these circumstances (i.e., no 10% tax on distributions prior to age 59 1/2).


[SIDEBAR

Systematic Withdrawals and Transfers

      If your employer's plan allows, you can set up a program to make cash withdrawals or transfers automatically by specifying that we withdraw or transfer from your Real Estate Account accumulation any fixed
      o  number of accumulation units
      o  dollar amount or
      o  percentage of accumulation
until you tell us to stop or until your accumulation is exhausted. Currently, the program must be set up so that at least $100 is automatically withdrawn or transferred at a time.]

Possible Restrictions on Premiums and Transfers to the Account

      From time to time we may stop accepting premiums for and/or transfers into the Account. We might do so if, for example, we can't find enough appropriate real estate-related investment opportunities at a particular time. Whenever reasonably possible, we will notify you before we decide to restrict premiums and/or transfers. However, because we may need to respond quickly to changing market conditions, we reserve the right to stop accepting premiums and/or transfers at any time without prior notice.

      If we decide to stop accepting premiums into the Account, amounts that would otherwise be allocated to the Account will be allocated to the CREF Money Market Account instead, unless you give us other allocation instructions. We will not transfer these amounts out of the CREF Money Market Account when the restriction period is over, unless you request that we do so. However, we will resume allocating premiums to the Account on the date we remove the restrictions.

                            RECEIVING ANNUITY INCOME

The Annuity Period in General


      You can receive an income stream from all or part of your Real Estate Account accumulation. Unless you opt for a lifetime annuity, generally you must be at least age 59 1/2 to begin receiving annuity income payments from your annuity contract free of a 10 percent early distribution penalty tax. Your employer's plan may also restrict when you can begin income payments. Under the minimum distribution rules, you generally must begin receiving some payments from your contract shortly after you reach the later of age 70 1/2 or you retire. Also, you can't begin a one-life annuity after you reach age 90, nor may you begin a two-life annuity after either you or your annuity partner reach age 90.


      Your income payments may be paid out from the Real Estate Account through a variety of income options. You can pick a different income option for different portions of your accumulation, but once you've started payments you usually can't change your income option or annuity partner for that payment stream.

      Usually income payments are monthly. You can choose quarterly, semi-annual, and annual payments as well. (TIAA has the right to not make payments at any interval that would cause the initial payment to be less than $100.) We'll send your payments by mail to your home address or, on your request, by mail or electronic funds transfer to your bank.

      Your initial income payments are based on the value of your accumulation on the last valuation day before the annuity starting date. Your payments change after the initial payment based on the Account's investment experience and the income change method you choose.

      There are two income change methods for annuity payments: annual and monthly. Under the annual income change method, payments from the Account change each May 1, based on the net investment results during the prior year (April 1 through March 31). Under the monthly income change method, payments from the Account change every month, based on the net investment results during the previous month. For the formulas used to calculate the amount of annuity payments, see page 40. The total value of your annuity payments may be more or less than your total premiums.

Annuity Starting Date

      Generally, you pick an annuity starting date when you first apply for a TIAA contract but you can change this date at any time prior to the day before that annuity starting date. Ordinarily, annuity payments begin on your annuity starting date, provided we have received all documentation necessary for the income option you've picked. If something's missing, we'll defer your annuity starting date until we receive it. Your first annuity check may be delayed while we process your choice of income options and calculate the amount of your initial payment. Any premiums received within 70 days after payments begin may be used to provide additional annuity income. Premiums received after 70 days will remain in your accumulating annuity contract until you give us further instructions. Ordinarily, your first annuity payment will begin on any business day between the first and twentieth of any month.

Income Options


      Both the number of annuity units you purchase and the amount of your income payments will depend on which income option you pick. Your employer's plan, tax law and ERISA may limit which income options you can use to receive income from an RA or GRA, GSRA or Keogh. Ordinarily you'll choose your income options shortly before you want payments to begin, but you can make or change your choice any time before your annuity starting date.


      All Real Estate Account income options provide variable payments, and the amount of income you receive depends in part on the investment experience of the Account. The current options are:

            oOne-Life Annuity with or without Guaranteed Period: Pays income as long as you live. If you opt for a guaranteed period (10, 15 or 20 years) and you die before it's over, income payments will continue to your beneficiary until the end of the period. If you don't opt for a guaranteed period, all payments end at your death -- so that it's possible for you to receive only one payment if you die less than a month after payments start.

            oAnnuity for a Fixed Period:. Pays income for any period you choose from 5 to 30 years.


            oTwo-Life Annuities: Pays income to you as long as you live, then continues at either the same or a reduced level for the life of your annuity partner. There are three types of two-life annuity options, all available with or without a guaranteed period -- Full Benefit to Survivor, Two- Thirds Benefit to Survivor, and a Half-Benefit to Annuity Partner. Under the Two-Thirds Benefit to Survivor option, payments to you will be reduced upon the death of your annuity partner.


            oMinimum Distribution Option ("MDO") Annuity: Generally available only if you must begin annuity payments under the Internal Revenue Code minimum distribution requirements. (Some employer plans allow you to elect this option earlier -- contact TIAA for more information.)

      The option pays an amount designed to fulfill the distribution requirements under federal tax law. You must apply your entire accumulation under a contract if you want to use the MDO annuity; however, it's possible you won't receive income for life under an MDO. Up to age 90, you can apply any remaining part of an accumulation applied to the MDO annuity to any other income option for which you're eligible. Using an MDO won't affect your right to take a cash withdrawal of any accumulation not yet distributed.

      For any of the income options described above, current federal tax law says that your guaranteed period can't exceed the joint life expectancy of you and your beneficiary or annuity partner.

      Other income options may become available in the future, subject to the terms of your retirement plan and relevant federal and state laws. For more information about any annuity option, please contact us.

      Receiving Lump Sum Payments (Retirement Transition Benefit): If your employer's plan allows, you may be able to receive a single sum payment of up to 10 percent of the value of any part of an RA or GRA accumulation being converted to annuity income on the annuity starting date. Of course, if your employer's plan allows cash withdrawals, you can take a larger amount (up to 100 percent) of your Real Estate Account accumulation as a cash payment. The retirement transition benefit will be subject to current federal income tax requirements and possible early distribution penalties. See "Taxes," page 43.

      If you haven't picked an income option when the annuity starting date arrives for your RA, GRA, SRA or GSRA contract, TIAA usually will assume you want the one-life annuity with 10-year guaranteed period if you're unmarried, paid from TIAA's traditional annuity. If you're married, we may assume for you a survivor annuity with half-benefit to annuity partner with 10-Year guaranteed period, with your spouse as your annuity partner, paid from TIAA's traditional annuity. If you haven't picked an income option when the annuity starting date arrives for your IRA, we may assume you want the minimum distribution option annuity.

Transfers During the Annuity Period

      After you begin receiving annuity income, you can transfer all or part of the future annuity income payable once each calendar quarter (i) from the Real Estate Account into a "comparable annuity" payable from a CREF account or TIAA's traditional annuity, or (ii) from a CREF account into a comparable annuity payable from the Real Estate Account. Comparable annuities are those which are payable under the same income option, and have the same first and second annuitant, and remaining guaranteed period.

      We'll process your transfer on the business day we receive your request. You can also choose to have a transfer take effect at the close of any future business day, or the last calendar day of the current or any future month, even if it's not a business day. Transfers under the annual income payment method will affect your annuity payments beginning on the May 1 following the March 31 which is on or after the effective date of the transfer. Transfers under the monthly income payment method and all transfers into TIAA's traditional annuity will affect your annuity payments beginning with the first payment due after the monthly payment valuation day that is on or after the transfer date. You can switch between the annual and monthly income change methods, and the switch will go into effect on the following March 31.

Annuity Payments

      The amount of annuity payments we pay you or your beneficiary (annuitant) will depend upon the number and value of the annuity units payable. The number of annuity units is first determined on the day before the annuity starting date. The amount of the annuity payments will change according to the income change method chosen.

      Under the annual income change method, the value of an annuity unit for payments is redetermined on March 31 of each year -- the payment valuation day. Annuity payments change beginning May 1. The change reflects the net investment experience of the Real Estate Account. The net investment experience for the twelve months following each March 31 revaluation will be reflected in the following year's value.

      Under the monthly income change method, the value of an annuity unit for payments is determined on the payment valuation day, which is the 20th day of the month preceding the payment due date or, if the 20th is not a business day, the preceding business day. The monthly changes in the value of an annuity unit reflect the net investment experience of the Real Estate Account.

      The formulas for calculating the number and value of annuity units payable are described below.

      Calculating of the Number of Annuity Units Payable: When a participant or a beneficiary converts the value of all or a portion of his or her accumulation into an income-paying contract, the number of annuity units payable from the Real Estate Account under an income change method is determined by dividing the value of the Account accumulation to be applied to provide the annuity payments by the product of the annuity unit value for that income change method and an annuity factor. The annuity factor as of the annuity starting date is the value of an annuity in the amount of $1.00 per month beginning on the first day such annuity units are payable, and continuing for as long as such annuity units are payable.

      The annuity factor will reflect interest assumed at the effective annual rate of 4 percent, and the mortality assumptions for the person(s) on whose life (lives) the annuity payments will be based. Mortality assumptions will be based on the then-current settlement mortality schedules for this Account. Annuitants bear no mortality risk under their contracts -- actual mortality experience will not reduce annuity payments after they have started. TIAA may change the mortality assumptions used to determine the number of annuity units payable for any future accumulations converted to provide annuity payments.

      The number of annuity units payable under an income change method under your contract will be reduced by the number of annuity units you transfer out of that income change method under your contract. The number of annuity units payable will be increased by any internal transfers you make to that income change method under your contract.

      Value of Annuity Units: The Real Estate Account's annuity unit value is calculated separately for each income change method for each business day and for the last calendar day of each month. The annuity unit value for each income change method is determined by updating the annuity unit value from the previous valuation day to reflect the net investment performance of the Account for the current valuation period relative to the 4 percent assumed investment return. In general, your payments will increase if the performance of the Account is greater than 4 percent and decrease if the value is less than 4 percent. The value is further adjusted to take into account any changes expected to occur in the future at revaluation either once a year or once a month, assuming the Account will earn the 4 percent assumed investment return in the future.

      The initial value of the annuity unit for a new annuitant is the value determined as of the day before annuity payments start.

      For participants under the annual income change method, the value of the annuity unit for payments remains level until the following May l. For those who have already begun receiving annuity income as of March 31, the value of the annuity unit for payments due on and after the next succeeding May 1 is equal to the annuity unit value determined as of such March 31.

      For participants under the monthly income change method, the value of the annuity unit for payments changes on the payment valuation day of each month for the payment due on the first of the following month.

      TIAA reserves the right, subject to approval by the Board of Trustees, to modify the manner in which the number and/or value of annuity units is calculated in the future.

                                 DEATH BENEFITS

Availability; Choosing Beneficiaries

      TIAA may pay death benefits if you or your annuity partner die during the accumulation or annuity period. When you purchase your annuity contract, you name one or more beneficiaries to receive the death benefit if you die. You can change your beneficiaries anytime before you die, and, unless you instruct otherwise, your annuity partner can do the same after your death.

Your Spouse's Rights

      Your choice of beneficiary for death benefits may, in some cases, be subject to the consent of your spouse. Similarly, if you are married at the time of your death, federal law may require a portion of the death benefit be paid to your spouse even if you have named someone else as beneficiary. If you die without having named any beneficiary, any portion of your death benefit not payable to your spouse will go to your estate.

Amount of Death Benefit

      If you die during the accumulation period, the death benefit is the amount of your accumulation. If you and your annuity partner die during the annuity period while payments are still due under a fixed- period annuity or for the remainder of a guaranteed period, the death benefit is the value of the remaining guaranteed payments.

Methods of Payment of Death Benefits


      Generally, you can choose the method by which we'll pay the death benefit. You can block your beneficiaries from changing the method you've chosen or you can leave the choice to them. We can block any choice of method that provides an initial payment of less than $25. If your beneficiary doesn't specifically request to start receiving death benefits within a year of your death, we are required by federal tax law to start making payments to them over five years using the fixed-period annuity method of payment.


      Payments During the Accumulation Period: Currently, the available methods of payment for death benefits from funds in the accumulation period are:

            oSingle-Sum Payment, in which the entire death benefit is paid to your beneficiary at once;

            oOne-Life Annuity with or without Guaranteed Period, in which the death benefit is paid monthly for the life of the beneficiary or through the guaranteed period;

            oAnnuity for a Fixed Period of 2 to 30 years;

            oAccumulation-Unit Deposit Option, which pays a lump sum at the end of a fixed period, ordinarily two to five years, during which period the accumulation units deposited participate in the Account's investment experience (generally the death benefit value must be at least $5,000); and

            othe Minimum Distribution Option (also called the TIAA-CREF Savings and Investment Plan), which is available only to beneficiaries who must receive income under the Internal Revenue Code's minimum distribution requirements. It operates in much the same way as the MDO annuity income option. It's possible, under this method, that your beneficiary won't receive income for life.

      Death benefits are usually paid monthly (unless you chose a single-sum method of payment), but your beneficiary can switch them to quarterly, semi-annual, or annual payments.

      Payments During the Annuity Period: If you and your annuity partner die during the annuity period, your beneficiary can choose to receive any remaining guaranteed periodic payments due under your contract. Alternatively, your beneficiary can choose to receive the commuted value of those payments in a single sum unless you have indicated otherwise. The amount of the commuted value will be different than the total of the periodic payments that would otherwise be paid.

      Ordinarily, death benefits are subject to federal estate tax. For more detailed information on death benefits, please contact TIAA.

                                      TAXES

[SIDEBAR- How the Real Estate Account is treated for tax purposes
      The Account is not a separate taxpayer for purposes of the Internal Revenue Code -- its earnings are taxed as part of TIAA's operations. Although TIAA is not expected to owe any federal income taxes on the Account's earnings, if TIAA does incur taxes attributable to the Account, it may make a corresponding charge against the Account.]

      This section offers general information concerning federal taxes. It doesn't cover every situation. Tax treatment varies depending on the circumstances, and state and local taxes may also be involved. For complete information on your personal tax situation, check with a qualified tax advisor.

Taxes In General

      During the accumulation period, Real Estate Account premiums paid in before-tax dollars, employer contributions and all earnings are not taxed until they're withdrawn. Annuity payments, single- sum withdrawals, systematic withdrawals, and death benefits are usually taxed as ordinary income. Premiums paid in after-tax dollars aren't taxable when withdrawn, but earnings are taxable. Death benefits are usually also subject to federal estate and state estate or inheritance taxation. Generally, transfers between qualified retirement plans are not taxed.


      Generally, contributions you can make under an employer's plan are limited by federal tax law. Employee voluntary salary reduction contributions to 403(b) and 401(k) plans are limited to $10,500 per year. Certain long-term employees may be able to defer up to $13,500 per year in a 403(b) plan. Contributions to IRAs and Roth IRAs, other than rollover contributions, cannot generally exceed $2,000 per year.

      The maximum contribution limit to a 457(b) non-qualified deferred compensation plan for employees of state and local governments for [1999] is the lesser of $8,000 or 331/3% of "includable compensation" (as defined by law). Special catch up rules may permit a higher contribution in one or more of the least three years prior to an individual's retirement. Contributions made on behalf of an individual to a 403(b) plan, and elective deferrals made on behalf of an individual to a 401(k) plan, a simple IRA or to a Simplified Employee Pension Plan are aggregated with contributions to a 457(b) plan to calculate the maximum contribution that may be made to the 457(b) plan.


Early Distributions

      If you want to withdraw funds or begin receiving income from any 401(a), 403(a), or 403(b) retirement plan or an IRA before you reach age 59 1/2, you may have to pay a 10 percent early distribution tax on the taxable amount. You won't have to pay this tax in certain circumstances. Consult your tax advisor for more information.

Minimum Distribution Requirements

      In most cases, payments have to begin by April 1 of the year after the year you reach age 70 1/2, or if later, retirement. (For IRAs, payments must begin by April 1 of the year after the year you reach age 70 1/2.) Under the terms of certain retirement plans, the plan administrator may direct us to make the minimum distributions required by law even if you do not elect to receive them. In addition, if you don't begin distributions on time, you may be subject to a 50 percent excise tax on the amount you should have received but did not. Roth IRAs are generally not subject to these rules and do not require that any distributions be made prior to your death.

Withholding on Distributions

      If we send an "eligible rollover" distribution directly to you, federal law requires us to withhold 20 percent from the taxable portion. If we roll over such a distribution directly to an IRA or to an employer plan that is similar to the plan making the distribution, we do not withhold any federal income tax. The 20 percent withholding also does not apply to certain "non-eligible" rollover distributions such as payments from IRAs, lifetime annuity payments, or minimum distribution payments.

      For the taxable portion of non-eligible rollover distributions, we will usually withhold federal income taxes unless you tell us not to and you are eligible to avoid withholding. Nonresident aliens who pay U.S. taxes are subject to different withholding rules. Contact TIAA or your tax advisor for more information.

                                GENERAL MATTERS

Making Choices and Changes

      You may have to make certain choices or changes (e.g., changing your income option, making a cash withdrawal) by written notice satisfactory to us and received at our home office. When we receive a notice of a change in beneficiary or other person named to receive payments, we'll execute the change as of the date it was signed, even if the signer has died in the meantime. We execute all other changes as of the date received.

Telephone and Internet Transactions

      You can use our Automated Telephone Service (ATS) or our Inter/ACT system over the Internet to check your account balances, transfer to TIAA's traditional annuity or CREF, and/or allocate future premiums among the Real Estate Account, TIAA's traditional annuity, and CREF. You will be asked to enter your Personal Identification Number (PIN) and Social Security number for both systems. (You can establish a PIN by calling us.) Both will lead you through the transaction process and will use reasonable procedures to confirm that instructions given are genuine. If we use such procedures, we are not responsible for incorrect or fraudulent transactions. All transactions made over the ATS and Inter/ACT are electronically recorded.

      To use the ATS, you need a touch-tone phone. The toll free number for the ATS is 800 842-2252. To use Inter/ACT, access the TIAA-CREF Internet home page at http://www.tiaa-cref.org.


      We can suspend or terminate your ability to transact by telephone, over the Internet, or by fax at any time, for any reason.


Voting Rights

      You don't have the right to vote on the management and operation of the Account directly; however, you may send ballots to advise the TIAA Board of Overseers about voting for nominees for the TIAA Board of Trustees.

Electronic Prospectus

      If you received this prospectus electronically and would like a paper copy, please call 800 842- 2733, extension 5509, and we will send it to you. Under certain circumstances where we are legally required to deliver a prospectus to you, we cannot send you a prospectus electronically unless you've consented.

Householding


      To lower costs and eliminate duplicate documents sent to your home, we may begin mailing only one copy of the Account's prospectus, prospectus supplements or any other required documents to your household, even if more than one participant lives there. If you would prefer to continue receiving your own copy of any of these documents, you may call us toll-free at 800 842-2733, extension 5509, or write us.


Miscellaneous Policies

      If You're Married: If you're married, you may be required by law or your employer's plan to get advance written consent from your spouse before we make certain transactions for you. If you're married at your annuity starting date, you may also be required by law or your employer's plan to choose an income option that provides survivor annuity income to your spouse, unless he or she waives that right in writing. There are limited exceptions to the waiver requirement.

      Texas Optional Retirement Program Restrictions: If you're in the Texas Optional Retirement Program, you or your beneficiary can redeem some or all of your accumulation only if you retire, die, or leave your job in the state's public institutions of higher education.

      Assigning Your Contract: Generally, neither you nor your beneficiaries can assign your ownership of a TIAA retirement contract to anyone else.

      Overpayment of Premiums: If your employer mistakenly sends more premiums on your behalf than you're entitled to under your employer's retirement plan or the Internal Revenue Code, we'll refund them to your employer as long as we're requested to do so (in writing) before you start receiving annuity income. Any time there's a question about premium refunds, TIAA will rely on information from your employer. If you've withdrawn or transferred the amounts involved from your accumulation, we won't refund them.

      Errors or Omissions: We reserve the right to correct any errors or omissions on any form, report, or statement that we send you.

      Payment to an Estate, Guardian, Trustee, etc.: We reserve the right to pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee, or other entity not a natural person. Neither TIAA nor the Account will be responsible for the conduct of any executor, trustee, guardian, or other third party to whom payment is made.

      Benefits Based on Incorrect Information: If the amounts of benefits provided under a contract were based on information that is incorrect, benefits will be recalculated on the basis of the correct data. If the Account has overpaid or underpaid, appropriate adjustments will be made.

      Proof of Survival: We reserve the right to require satisfactory proof that anyone named to receive benefits under a contract is living on the date payment is due. If we have not received this proof after we request it in writing, the Account will have the right to make reduced payments or to withhold payments entirely until such proof is received.

                                   DISTRIBUTOR

      The annuity contracts are offered continuously by TIAA-CREF Individual & Institutional Services, Inc. (Services), which is registered with the SEC as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. (NASD). Teachers Personal Investors Services, Inc. (TPIS), which is also registered with the SEC and is a member of the NASD, may participate in the distribution of the contracts on a limited basis. Services and TPIS are direct or indirect subsidiaries of TIAA. As already noted, distribution costs are covered by a deduction from the assets of the Account; no commissions are paid for distributing the contracts. Anyone distributing the contracts must be a registered representative of Services or TPIS, whose main offices are both at 730 Third Avenue, New York, NY 10017-3206.

                                STATE REGULATION

      TIAA, the Real Estate Account, and the contracts are subject to regulation by the New York Insurance Department (NYID) as well as by the insurance regulatory authorities of certain other states and jurisdictions.

      TIAA and the Real Estate Account must file with the NYID both quarterly and annual statements. The Account's books and assets are subject to review and examination by the NYID at all times, and a full examination into the affairs of the Account is made at least every five years. In addition, a full examination of the Real Estate Account operations is usually conducted periodically by some other states.

                                  LEGAL MATTERS

      All matters involving state law and relating to the contracts, including TIAA's right to issue the contracts, have been passed upon by Charles H. Stamm, Executive Vice President and General Counsel of TIAA. Sutherland Asbill & Brennan LLP, Washington, D.C., have passed upon legal matters relating to the federal securities laws.

                                     EXPERTS


      Ernst & Young LLP, independent auditors, have audited our (i) consolidated financial statements and financial statement schedule at December 31, 1999, 1998 and 1997, and for the years then ended, (ii) statement of revenues and certain expenses of The Colorado for the year ended December 31, 1997, (iii) statement of revenues and certain expenses of Larkspur Courts Apartments for the year ended December 31, 1998, and (iv) statement of revenues and certain expenses of 88 Kearney Street for the year ended December 31, 1998, respectively, as set forth in their reports. Friedman, Alpren & Green, independent auditors, have audited our statement of revenues and certain expenses of 780 Third Avenue for the year ended December 31, 1998. We have included these financial statements and schedule in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's and Friedman, Alpren & Green's reports, given on their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

Information Available at the SEC

      The Account has filed with the SEC a registration statement under the Securities Act of 1933 which contains this prospectus and additional information related to the offering described in this prospectus. The Account also files annual, quarterly, and current reports, along with other information, with the SEC, as required by the Securities Exchange Act of 1934. You may read and copy the full registration statement, and any reports and information filed with the SEC for the Account, at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. This information can also be obtained through the SEC's website on the Internet (http://www.sec.gov).

Other Reports to Participants

      TIAA will mail to each participant in the Real Estate Account periodic reports providing information relating to their accumulations in the Account, including premiums paid, number and value of accumulations, and withdrawals or transfers during the period, as well as such other information as may be required by applicable law or regulations.

      Further information may be obtained from TIAA at 730 Third Avenue, New York, NY 10017-3206.

                              FINANCIAL STATEMENTS

      The consolidated financial statements of the TIAA Real Estate Account, financial statements of certain properties purchased by the Account and condensed unaudited financial statements of TIAA follow. The full audited financial statements of TIAA, which are incorporated into this prospectus by reference, are available upon request by calling 800 842-2733 extension 5509.

      The financial statements of TIAA should be distinguished from the consolidated financial statements of the Real Estate Account and should be considered only as bearing on the ability of TIAA to meet its obligations under the contracts. They should not be considered as bearing upon the assets held in the Real Estate Account.

INDEX TO FINANCIAL STATEMENTS                                               Page
                                                                            ----

TIAA REAL ESTATE ACCOUNT

Audited Consolidated Financial Statements:
Report of Management Responsibility.........................................F-2
Report of Independent Auditors..............................................F-3
Consolidated Statements of Assets and Liabilities...........................F-4
Consolidated Statements of Operations.......................................F-5
Consolidated Statements of Changes in Net Assets............................F-6
Consolidated Statements of Cash Flows.......................................F-7
Notes to Consolidated Financial Statements..................................F-8
Consolidated Statement of Investments.......................................F-14


Proforma Condensed Financial Statements: [to be filed by amendment]
Proforma Condensed Statement of Assets and Liabilities......................F-
Proforma Condensed Statement of Operations..................................F-
Notes to Proforma Condensed Financial Statements............................F-

The Colorado: [to be filed by amendment]
Report of Independent Auditors .............................................F-
Statement of Revenues and Certain Expenses..................................F-
Notes to Statement of Revenues and Certain Expenses.........................F-

Larkspur Courts Apartments: [to be filed by amendment]
Report of Independent Auditors .............................................F-
Statement of Revenues and Certain Expenses..................................F-
Notes to Statement of Revenues and Certain Expenses.........................F-

88 Kearney Street: [to be filed by amendment]
Report of Independent Auditors .............................................F-
Statement of Revenues and Certain Expenses..................................F-
Notes to Statement of Revenues and Certain Expenses.........................F-

780 Third Avenue:[to be filed by amendment]
Report of Independent Auditors .............................................F-
Statement of Revenues and Certain Expenses..................................F-
Notes to Statement of Revenues and Certain Expenses.........................F-

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
Condensed Unaudited Statutory-Basis Financial Statements....................F-
Supplemental Information to Condensed Unaudited Statutory-Basis Financial
 Statements.................................................................F-
[to be filed by amendment]

                       REPORT OF MANAGEMENT RESPONSIBILITY

To the Participants of the
  TIAA Real Estate Account:

The accompanying financial statements of the TIAA Real Estate Account ("Account") of Teachers Insurance and Annuity Association of America ("TIAA") are the responsibility of TIAA's management. They have been prepared in accordance with accounting principles generally accepted in the United States and have been presented fairly and objectively in accordance with such principles.

TIAA has established and maintains a strong system of internal controls designed to provide reasonable assurance that assets are properly safeguarded and transactions are properly executed in accordance with management's authorization, and to carry out the ongoing responsibilities of management for reliable financial statements. In addition, TIAA's internal audit personnel provide a continuing review of the internal controls and operations of TIAA, including its separate account operations.

The accompanying financial statements have been audited by the independent auditing firm of Ernst & Young LLP. The independent auditors' report, which appears on the following page, expresses an independent opinion on the fairness of presentation of these financial statements.

The Audit Committee of the TIAA Board of Trustees, consisting of trustees who are not officers of TIAA, meets regularly with management, representatives of Ernst & Young LLP and internal audit personnel to review matters relating to financial reporting, internal controls and auditing.


                                                    ____________________________
                                                       Chairman, President and
                                                       Chief Executive Officer


                                                    ____________________________
                                                    Executive Vice President and
                                                    Principal Accounting Officer

                         REPORT OF INDEPENDENT AUDITORS





                           [to be filed by Amendment]

                            TIAA REAL ESTATE ACCOUNT
                CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

                                                                                          December 31,     December 31,
                                                                                              1999             1998
                                                                                         --------------   --------------
ASSETS

 Investments, at value:
    Real estate properties
     (cost: $1,253,650,281 and $775,801,883) .........................................   $1,312,503,554   $  820,211,240
    Marketable securities
     (cost: $395,662,203 and $402,041,089) ...........................................      374,278,801      391,033,557

 Cash ................................................................................          617,599          572,343

 Other ...............................................................................       32,057,761       17,786,291
                                                                                         --------------   --------------

                                                                          TOTAL ASSETS    1,719,457,715    1,229,603,431
                                                                                         --------------   --------------

LIABILITIES

 Accrued real estate property level expenses and taxes ...............................       18,425,328       11,432,529

 Security deposits held ..............................................................        5,549,959        1,890,423
                                                                                         --------------   --------------

                                                                     TOTAL LIABILITIES       23,975,287       13,322,952
                                                                                         --------------   --------------

MINORITY INTEREST ....................................................................               --       19,913,592
                                                                                         --------------   --------------

NET ASSETS

 Accumulation Fund ...................................................................    1,642,327,173    1,167,591,317

 Annuity Fund ........................................................................       53,155,255       28,775,570
                                                                                         --------------   --------------

                                                                      TOTAL NET ASSETS   $1,695,482,428   $1,196,366,887
                                                                                         ==============   ==============


NUMBER OF ACCUMULATION UNITS OUTSTANDING--Notes 6 and 7 ..............................       11,487,360        8,833,911
                                                                                             ==========        =========

NET ASSET VALUE,  PER ACCUMULATION UNIT--Note 6 ......................................          $142.97          $132.17
                                                                                                =======          =======

                 See notes to consolidated financial statements.

                            TIAA REAL ESTATE ACCOUNT
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                               Years Ended December 31,
                                                                                   -----------------------------------------------
                                                                                        1999             1998             1997
                                                                                   -------------    -------------    -------------
INVESTMENT INCOME
  Real estate income, net:
    Rental income ..............................................................   $ 132,316,878    $  81,009,203    $  44,342,342
                                                                                   -------------    -------------    -------------
    Real estate property level expenses and taxes:
      Operating expenses .......................................................      27,334,060       17,339,706        9,024,240
      Real estate taxes ........................................................      15,892,736        9,103,637        4,472,311
                                                                                   -------------    -------------    -------------
                             Total real estate property level expenses and taxes      43,226,796       26,443,343       13,496,551
                                                                                   -------------    -------------    -------------
                                                         Real estate income, net      89,090,082       54,565,860       30,845,791
  Interest .....................................................................      17,117,917       15,588,829       12,079,600
  Dividends ....................................................................       7,814,816        8,354,899        4,406,679
                                                                                   -------------    -------------    -------------
                                                                    TOTAL INCOME     114,022,815       78,509,588       47,332,070
                                                                                   -------------    -------------    -------------

  Expenses -- Note 3:
    Investment advisory charges ................................................       4,246,911        2,999,113        1,647,689
    Administrative and distribution charges ....................................       3,442,282        2,498,376        1,368,501
    Mortality and expense risk charges .........................................       1,027,707          675,450          400,925
    Liquidity guarantee charges ................................................         561,510          101,655          109,430
                                                                                   -------------    -------------    -------------
                                                                  TOTAL EXPENSES       9,278,410        6,274,594        3,526,545
                                                                                   -------------    -------------    -------------
                                                          INVESTMENT INCOME, NET     104,744,405       72,234,994       43,805,525
                                                                                   -------------    -------------    -------------

REALIZED AND UNREALIZED

 GAIN (LOSS) ON INVESTMENTS
  Net realized gain (loss) on:
    Real estate properties .....................................................       8,788,795               --               --
    Marketable securities ......................................................      (3,022,098)      (5,258,000)       1,076,725
                                                                                   -------------    -------------    -------------
                                         Net realized gain (loss) on investments       5,766,697       (5,258,000)       1,076,725
                                                                                   -------------    -------------    -------------
  Net change in unrealized appreciation (depreciation) on:
    Real estate properties .....................................................      14,443,916       33,221,281       10,234,316
    Marketable securities ......................................................     (10,375,870)     (20,098,622)       6,836,012
                                                                                   -------------    -------------    -------------
                            Net change in unrealized appreciation on investments       4,068,046       13,122,659       17,070,328
                                                                                   -------------    -------------    -------------

                                 NET REALIZED AND UNREALIZED GAIN ON INVESTMENTS       9,834,743        7,864,659       18,147,053
                                                                                   -------------    -------------    -------------

                                       NET INCREASE IN NET ASSETS RESULTING FROM
                                             OPERATIONS BEFORE MINORITY INTEREST     114,579,148       80,099,653       61,952,578

  Minority interest in net increase in net assets
     resulting from operations .................................................       1,364,619       (3,487,991)      (1,881,178)
                                                                                   -------------    -------------    -------------

                                                      NET INCREASE IN NET ASSETS
                                                       RESULTING FROM OPERATIONS   $ 115,943,767    $  76,611,662    $  60,071,400
                                                                                   =============    =============    =============

                 See notes to consolidated financial statements.

                            TIAA REAL ESTATE ACCOUNT
                CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

                                                                                        Years Ended December 31,
                                                                         -----------------------------------------------------
                                                                               1999               1998              1997
                                                                         ---------------    ---------------    ---------------
FROM OPERATIONS

 Investment income, net ..............................................   $   104,744,405    $    72,234,994    $    43,805,525

 Net realized gain (loss) on marketable securities ...................         5,766,697         (5,258,000)         1,076,725

 Net change in unrealized appreciation on investments ................         4,068,046         13,122,659         17,070,328

 Minority interest in net increase in net assets
   resulting from operations .........................................         1,364,619         (3,487,991)        (1,881,178)
                                                                         ---------------    ---------------    ---------------
                                            NET INCREASE IN NET ASSETS
                                             RESULTING FROM OPERATIONS       115,943,767         76,611,662         60,071,400
                                                                         ---------------    ---------------    ---------------

FROM PARTICIPANT TRANSACTIONS

 Premiums ............................................................       126,200,561         91,248,578         52,344,830

 TIAA seed money withdrawn -- Note 1 .................................                --        (76,666,109)       (37,915,190)

 Net participant transfers from TIAA .................................        24,155,178         26,568,616         43,681,385

 Net participant transfers from CREF Accounts ........................       269,199,426        310,999,448        307,493,199

 Annuity and other periodic payments .................................        (6,330,436)        (3,209,761)        (1,499,054)

 Withdrawals and death benefits ......................................       (30,052,955)       (15,004,262)        (8,052,908)
                                                                         ---------------    ---------------    ---------------
                                 NET INCREASE IN NET ASSETS RESULTING
                                         FROM PARTICIPANT TRANSACTIONS       383,171,774        333,936,510        356,052,262
                                                                         ---------------    ---------------    ---------------
                                            NET INCREASE IN NET ASSETS       499,115,541        410,548,172        416,123,662

NET ASSETS

 Beginning of year ...................................................     1,196,366,887        785,818,715        369,695,053
                                                                         ---------------    ---------------    ---------------

 End of year .........................................................   $ 1,695,482,428    $ 1,196,366,887    $   785,818,715
                                                                         ===============    ===============    ===============

                 See notes to consolidated financial statements.

                            TIAA REAL ESTATE ACCOUNT
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           Years Ended December 31,
                                                                               -----------------------------------------------
                                                                                    1999             1998             1997
                                                                               -------------    -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES

 Net increase in net assets resulting from operations ......................   $ 115,943,767    $  76,611,662    $  60,071,400

 Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:

   Increase in investments .................................................    (475,537,558)    (409,958,664)    (433,355,406)

   Decrease in receivable from securities transactions .....................              --               --       47,480,000

   Increase in other assets ................................................     (14,271,470)      (3,719,197)      (7,087,554)

   Decrease in payable for securities transactions .........................              --          (10,463)     (51,344,156)

   Increase in accrued real estate property level expenses and taxes .......       6,992,799        1,088,936        5,021,258

   Increase in security deposits held ......................................       3,659,536          584,465        1,305,958

   Increase (decrease) in minority interest ................................     (19,913,592)       1,631,496       18,282,096
                                                                               -------------    -------------    -------------

                                                           NET CASH USED IN
                                                       OPERATING ACTIVITIES     (383,126,518)    (333,771,765)    (359,626,404)
                                                                               -------------    -------------    -------------

CASH FLOWS FROM PARTICIPANT TRANSACTIONS

 Premiums ..................................................................     126,200,561       91,248,578       52,344,830

 TIAA seed money withdrawn -- Note 1 .......................................              --      (76,666,109)     (37,915,190)

 Net participant transfers from TIAA .......................................      24,155,178       26,568,616       43,681,385

 Net participant transfers from CREF Accounts ..............................     269,199,426      310,999,448      307,493,199

 Annuity and other periodic payments .......................................      (6,330,436)      (3,209,761)      (1,499,054)

 Withdrawals and death benefits ............................................     (30,052,955)     (15,004,262)      (8,052,908)
                                                                               -------------    -------------    -------------

                                                        NET CASH PROVIDED BY
                                                    PARTICIPANT TRANSACTIONS     383,171,774      333,936,510      356,052,262
                                                                               -------------    -------------    -------------

                                             NET INCREASE (DECREASE) IN CASH          45,256          164,745       (3,574,142)

CASH

 Beginning of year .........................................................         572,343          407,598        3,981,740
                                                                               -------------    -------------    -------------

 End of year ...............................................................   $     617,599    $     572,343    $     407,598
                                                                               =============    =============    =============

                 See notes to consolidated financial statements.

                            TIAA REAL ESTATE ACCOUNT
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--Organization

The TIAA Real Estate Account ("Account") is a segregated investment account of Teachers Insurance and Annuity Association of America ("TIAA") and was established by resolution of TIAA's Board of Trustees on February 22, 1995, under the insurance laws of the State of New York, for the purpose of funding variable annuity contracts issued by TIAA. Teachers REA, LLC, a wholly-owned subsidiary of the Account, began operations in July 1996 and holds two properties in Virginia. Light Street Partners, L.P. ("Light Street"), a partnership in which the Account holds a 100% interest, began operations in March 1997 and holds seven office buildings throughout the United States. Prior to April 30, 1999, when the Account purchased the remaining 10% interest, the Account had a 90% interest in Light Street. Teachers REA II, LLC, a wholly-owned subsidiary of the Account, began operations in October 1997 and holds one property in Pennsylvania. Teachers REA III, LLC, a wholly-owned subsidiary of the Account, began operations in July 1998 and holds one property in Florida.

The Account commenced operations on July 3, 1995 with a $100,000,000 seed money investment by TIAA. TIAA purchased 1,000,000 Accumulation Units in the Account and such Units shared in the prorata investment experience of the Account and were subject to the same valuation procedures and expense deductions as all other Accumulation Units of the Account. The initial registration statement of the Account filed by TIAA with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933 became effective on October 2, 1995. The Account began to offer Accumulation Units and Annuity Units to participants other than TIAA on October 2, and November 1, 1995, respectively. In August 1996, the Account's net assets first reached $200 million and, as required under a five year repayment schedule approved by the New York State Insurance Department ("NYID"), TIAA began to redeem its seed money Accumulation Units in monthly installments of 16,667 Units beginning in September 1996. Since the Account's assets were growing rapidly, TIAA in October 1997, with NYID approval, modified the seed money redemption schedule by increasing the monthly redemption of Units to a level equal to the value of 25% of the Account's net asset growth for the prior month, with no fewer than 16,667 Units and no more than 100,000 Units to be redeemed each month. These withdrawals were made at prevailing daily net asset values and are reflected in the accompanying consolidated financial statements. By the end of 1998, all of TIAA's Accumulation Units had been withdrawn.

The investment objective of the Account is a favorable long-term rate of return primarily through rental income and capital appreciation from real estate investments owned by the Account. The Account also invests in publicly-traded securities and other instruments to maintain adequate liquidity for operating expenses, capital expenditures and to make benefit payments.

TIAA employees, under the direction of TIAA's Board of Trustees and its Investment Committee, manage the investment of the Account's assets pursuant to investment management procedures adopted by TIAA for the Account. TIAA's investment management decisions for the Account are also subject to review by the Account's independent fiduciary, Institutional Property Consultants, Inc. TIAA also provides all portfolio accounting and related services for the Account. TIAA-CREF Individual & Institutional Services, Inc. ("Services"), a subsidiary of TIAA, which is registered with the Commission as a broker-dealer and is a member of the National Association of Securities Dealers, Inc., provides administrative and distribution services pursuant to a Distribution and Administrative Services Agreement with the Account.

Note 2--Significant Accounting Policies

The preparation of financial statements may require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, income, expenses and related disclosures. Actual results may differ from those estimates. The following is a summary of the significant accounting policies consistently followed by the Account, which are in conformity with accounting principles generally accepted in the United States.

Basis of Presentation: The accompanying consolidated financial statements include the Account and its wholly-owned subsidiaries, Teachers REA, LLC, Teachers REA II, LLC, Teachers REA III, LLC, Inc and Light Street. All significant intercompany accounts and transactions have been eliminated in consolidation.

Valuation of Real Estate Properties: Investments in real estate properties are stated at fair value, as determined in accordance with procedures approved by the Investment Committee of the Board of Trustees and in accordance with the responsibilities of the Board as a whole; accordingly, the Account does not record depreciation. Fair value for real estate properties is defined as the most probable price for which a property will sell in a competitive market under all conditions requisite to a fair sale. Determination of fair value involves subjective judgement because the actual market value of real estate can be determined only by negotiation between the parties in a sales transaction. Real estate properties owned by the Account are initially valued at their respective purchase prices (including acquisition costs). Subsequently, independent appraisers value each real estate property at least once a year. The independent fiduciary must approve all independent appraisers used by the Account. The independent fiduciary can also require additional appraisals if it believes that a property's value has changed materially or otherwise to assure that the Account is valued correctly. TIAA's appraisal staff performs a valuation review of each real estate property on a quarterly basis and updates the property value if it believes that the value of the property has changed since the previous valuation review or appraisal. The independent fiduciary reviews and approves any such valuation adjustments which exceed certain prescribed limits. TIAA continues to use the revised value to calculate the Account's net asset value until the next valuation review or appraisal.

Valuation of Marketable Securities: Equity securities listed or traded on any United States national securities exchange are valued at the last sale price as of the close of the principal securities exchange on which such securities are traded or, if there is no sale, at the mean of the last bid and asked prices on such exchange. Short-term money market instruments are stated at market value. Portfolio securities for which market quotations are not readily available are valued at fair value as determined in good faith under the direction of the Investment Committee of the Board of Trustees and in accordance with the responsibilities of the Board as a whole.

Accounting for Investments: Real estate transactions are accounted for as of the date on which the purchase or sale transactions for the real estate properties close (settlement date). Rent from real estate properties consists of all amounts earned under tenant operating leases, including base rent, recoveries of real estate taxes and other expenses and charges for miscellaneous services provided to tenants. Rental income is recognized in accordance with the billing terms of the lease agreements. The Account bears the direct expenses of the real estate properties owned. These expenses include, but are not limited to, fees to local property management companies, property taxes, utilities, maintenance, repairs, insurance and other operating and administrative costs. An estimate of the net operating income earned from each real estate property is accrued by the Account on a daily

Note 2--Significant Accounting Policies - (Concluded)

basis and such estimates are adjusted as soon as actual operating results are determined. Realized gains and losses on real estate transactions are accounted for under the specific identification method.

Securities transactions are accounted for as of the date the securities are purchased or sold (trade date). Interest income is recorded as earned and, for short-term money market instruments, includes accrual of discount and amortization of premium. Dividend income is recorded on the ex-dividend date. Realized gains and losses on securities transactions are accounted for on the average cost basis.

Federal Income Taxes: Based on provisions of the Internal Revenue Code, the Account is taxed as a segregated asset account of TIAA. The Account should incur no material federal income tax attributable to the net investment experience of the Account.

Note 3--Management Agreements

Under established management agreements, various services necessary for the operation of the Account are provided, at cost, by TIAA and Services. TIAA provides investment management services for the Account while distribution and administrative services are provided by Services in accordance with a Distribution and Administrative Services Agreement between the Account and Services. Prior to April 30, 1999, an affiliate of the former minority partner in Light Street provided certain management services for the properties owned by Light Street. The charges for such services, for the year ended December 31, 1999 amounted to $345,928 ($855,810 in 1998 and 507,829 in 1997) for investment advisory expenses and $104,673 ($102,953 in 1998 and $0 in 1997) for administrative expenses which are recorded accordingly in the accompanying consolidated statements of operations. TIAA also provides a liquidity guarantee to the Account, for a fee, to ensure that sufficient funds are available to meet participant transfer and cash withdrawal requests in the event that the Account's cash flows and liquid investments are insufficient to fund such requests. TIAA also receives a fee for assuming certain mortality and expense risks.

Fee payments are made from the Account on a daily basis to TIAA and Services according to formulas established each year with the objective of keeping the fees as close as possible to the Account's actual expenses. Any differences between actual expenses and daily charges are adjusted quarterly.

Note 4--Real Estate Properties

Had the Account's real estate properties which were purchased during the year ended December 31, 1999 been acquired at the beginning of the period (January 1, 1999), rental income and real estate property level expenses and taxes for the year ended December 31, 1999 would have increased by approximately $30,886,000 and $11,806,000 respectively. In addition, interest income for the year ended December 31, 1999 would have decreased by approximately $15,431,000. Accordingly, the total proforma effect on the Account's net investment income for the year ended December 31, 1999 would have been an increase of approximately $3,649,000, if the real estate properties acquired during the year ended December 31, 1999 had been acquired at the beginning of the period.

Note 5--Leases

The Account's real estate properties are leased to tenants under operating lease agreements which expire on various dates through 2021. Aggregate minimum annual rentals for the properties owned, excluding short-term residential leases, are as follows:

                    Years Ending
                    December 31,
                    ------------
                    2000                      $ 91,384,000
                    2001                        81,019,000
                    2002                        70,055,000
                    2003                        59,368,000
                    2004                        50,531,000
                    Thereafter                 139,129,000
                                              ------------

                    Total                     $491,486,000
                                              ============

Certain leases provide for additional rental amounts based upon the recovery of actual operating expenses in excess of specified base amounts.

Note 6--Condensed Consolidated Financial Information

Selected condensed consolidated financial information for an Accumulation Unit of the Account is presented below.

                                                                  For the Years Ended                          July 3, 1995
                                                                      December 31,                            (Commencement
                                                     --------------------------------------------           of Operations) to
                                                       1999        1998        1997        1996           December 31, 1995 (1)
                                                     --------    --------    --------    --------         ---------------------
Per Accumulation Unit Data:
 Rental income ...................................   $ 12.168    $ 10.425    $  7.288    $  6.012                $  0.159
 Real estate property
   level expenses and taxes ......................      3.975       3.403       2.218       1.850                   0.042
                                                     --------    --------    --------    --------                --------
                           Real estate income, net      8.193       7.022       5.070       4.162                   0.117
 Dividends and interest ..........................      2.292       3.082       2.709       3.309                   2.716
                                                     --------    --------    --------    --------                --------
                                      Total income     10.485      10.104       7.779       7.471                   2.833
 Expense charges (2) .............................      0.853       0.808       0.580       0.635                   0.298
                                                     --------    --------    --------    --------                --------
                            Investment income, net      9.632       9.296       7.199       6.836                   2.535
 Net realized and unrealized
   gain on investments ...........................      1.164        .579       3.987       1.709                   0.031
                                                     --------    --------    --------    --------                --------
 Net increase in
   Accumulation Unit Value .......................     10.796       9.875      11.186       8.545                   2.566
 Accumulation Unit Value:
   Beginning of period ...........................    132.172     122.297     111.111     102.566                 100.000
                                                     --------    --------    --------    --------                --------
   End of period .................................   $142.968    $132.172    $122.297    $111.111                $102.566
                                                     ========    ========    ========    ========                ========

Total return .....................................       8.17%       8.07%      10.07%       8.33%                   2.57%
Ratios to Average Net Assets:
   Expenses (2) ..................................       0.63%       0.64%       0.58%       0.61%                   0.30%
   Investment income, net ........................       7.13%       7.34%       7.25%       6.57%                   2.51%
Portfolio turnover rate:
   Real estate properties ........................       4.46%          0%          0%          0%                      0%
   Securities ....................................      27.68%      24.54%       7.67%      15.04%                      0%
Thousands of Accumulation Units
   outstanding at end of period ..................     11,487       8,834       6,313       3,296                   1,172

(1)   The percentages shown for this period are not annualized.

(2) Expense charges per Accumulation Unit and the Ratio of Expenses to Average Net Assets include the portion of expenses related to the 10% minority interest in Light Street and exclude real estate property level expenses and taxes. If the real estate property level expenses and taxes were included, the expense charge per Accumulation Unit for the year ended December 31, 1999 would be $4.828 ($4.211, $2.798 and $2.485 for the years ended December 31, 1998, 1997 and 1996 respectively, and $0.340 for the period July 3, 1995 through December 31, 1995) and the Ratio of Expenses to Average Net Assets for the year ended December 31, 1999 would be 3.58% (3.32%, 2.82% and 2.39% for the years ended December 31, 1998, 1997 and 1996 respectively, and 0.34% for the period July 3, 1995 through December 31, 1995).

Note 7--Accumulation Units

Changes in the number of Accumulation Units outstanding were as follows:

                                                              For the Years Ended
                                                                  December 31,
                                                      ------------------------------------
                                                         1999         1998         1997
                                                      ----------   ----------   ----------
Accumulation Units:
  Credited for premiums ...........................      918,728      511,462      448,822
  Credited for transfers, net disbursements and
    amounts applied to the Annuity Fund ...........    1,734,721    2,009,434    2,568,407
  Outstanding:
    Beginning of year .............................    8,833,911    6,313,015    3,295,786
                                                      ----------   ----------   ----------
    End of year ...................................   11,487,360    8,833,911    6,313,015
                                                      ==========   ==========   ==========

                            TIAA REAL ESTATE ACCOUNT
                      CONSOLIDATED STATEMENT OF INVESTMENTS
                                December 31, 1999

REAL ESTATE PROPERTIES--77.81%
Location / Description                                              Value
----------------------                                              -----
Arizona:
     Biltmore Commerce Center - Office building ............   $   38,500,000
     Southbank Building - Office building ..................       13,000,000
California:
     88 Kearny Street - Office building ....................       72,400,000
     Eastgate Distribution Center - Industrial building ....       13,300,000
     IDI California Portfolio - Industrial building ........       36,500,000
     Larkspur Courts - Apartments ..........................       55,300,000
     Ontario Industrial Properties - Industrial building ...       24,650,000
     Westcreek - Apartments ................................       15,511,245
Colorado:
     Arapahoe Park East - Industrial building ..............       11,850,000
     The Lodge at Willow Creek - Apartments ................       30,000,000
     Monte Vista - Apartments ..............................       20,500,000
Florida:
     Corporate Center at Sawgrass - Office building ........       14,200,000
     Golfview - Apartments .................................       27,510,000
     The Greens at Metrowest - Apartments ..................       14,100,000
     Plantation Grove - Shopping center ....................        7,350,000
     Royal St. George - Apartments .........................       16,500,000
     Sawgrass Portfolio - Office building ..................       25,000,000
     Westinghouse Facility - Industrial building ...........        6,200,000
Illinois:
     Columbia Center III - Office building .................       42,100,000
     Glenpointe Business Park - Industrial building ........       16,100,000
     Parkview Plaza - Office building ......................       52,436,321
     Rockrun Business Park - Industrial building ...........        9,350,000
     Rolling Meadows - Shopping center .....................       12,110,000
     Woodcreek Business Park - Industrial building .........        6,976,343
Iowa:
     Interstate Acres - Industrial building ................       14,100,000
Kentucky:
     IDI Kentucky Portfolio - Industrial building ..........       25,400,000
Maryland:
     FedEx Distribution Facility - Industrial building .....        7,800,000
     Longview Executive Park - Office building .............       28,400,000
     Saks Distribution Center - Industrial building ........       30,325,000
Massachusetts:
     Two Newton Center - Office building ...................       20,300,000
Michigan:
     Indian Creek - Apartments .............................       17,108,785
Minnesota:
     Interstate Crossing - Industrial building .............        6,400,000
     River Road Distribution Center - Industrial building ..        4,300,000
Nevada:
     UPS Distribution Facility - Industrial building .......       11,000,000
New Jersey:
     371 Hoes Lane - Office building .......................       16,800,000
     10 Waterview Boulevard - Office building ..............       31,200,000
     Konica Photo Imaging Headquarters - Industrial building       17,051,474

New York:
     780 Third Avenue - Office building ....................   $  162,500,000
     The Colorado - Apartments .............................       56,547,289
North Carolina:
     Lynnwood Collection - Shopping center .................        7,700,000
     Millbrook Collection - Shopping center ................        7,100,000
Ohio:
     Bent Tree - Apartments ................................       14,500,000
     Columbus Portfolio - Office building ..................       33,701,672
     Northmark Business Center - Office building ...........       13,000,000
Oregon:
     Five Centerpointe - Office building ...................       18,000,948
Pennsylvania:
     Lincoln Woods - Apartments ............................       22,952,310
Texas:
     Butterfield Industrial Park - Industrial building .....        4,850,000(1)
     The Crest at Shadow Mountain - Apartments .............        9,700,000
     The Legends at Chase Oaks - Apartments ................       27,800,000
Utah:
     USF&G Building - Office building ......................        8,722,167
Virginia:
     Fairgate at Ballston - Office building ................       30,800,000
     Monument Place - Office building ......................       36,100,000
     River Oaks - Shopping center ..........................       12,100,000
Washington:
     The Bay Court at Harbour Pointe - Apartments ..........       34,800,000
                                                               --------------
     TOTAL REAL ESTATE PROPERTIES (Cost $1,253,650,281) ....    1,312,503,554
                                                               --------------

(1)   Leasehold interest only.

MARKETABLE SECURITIES--22.19%

REAL ESTATE INVESTMENT TRUSTS--4.70%
Shares     Issuer                                                        Value
------     ------                                                        -----
  89,900   AMB Property Corporation Series A .....................     1,781,144
  19,200   Avalon Bay Communities, Inc. Pfd Series F .............       386,400
  46,800   Boston Properties, Inc. ...............................     1,456,650
 102,400   Bradley Real Estate, Inc. .............................     1,785,600
 130,400   Brandywine Realty Trust ...............................     2,135,300
 200,000   Carramerica Realty Corporation, Pfd Series B ..........     3,225,000
  58,000   Centerpoint Properties Corp. ..........................     2,080,750
  42,500   Colonial Properties Trust .............................       985,469
 158,400   Cornerstone Properties, Inc. ..........................     2,316,600
 113,100   Corporate Office Properties Trust, Inc. ...............       862,387
  90,000   Developers Diversified Realty Corp. ...................     1,541,250
 221,300   Duke-Weeks Realty Corp. ...............................     4,315,350
 214,100   Equity Office Properties Trust ........................     5,272,212
 200,000   Equity Office Properties Trust Pfd Series A ...........     4,200,000
 121,700   Equity Residential Properties Trust ...................     5,195,069
 100,000   Equity Residential, Pfd Series G ......................     1,975,000
 100,000   Equity Residential Properties, Pfd Series L ...........     1,887,500
  25,000   Federal Realty Investment Trust Pfd. ..................       432,812
 100,000   First Industrial Realty Trust, Inc. Pfd. ..............     1,912,500
  98,300   Gables Residential Trust, Pfd Series A ................     1,800,119
  74,900   Hospitality Properties Trust ..........................     1,427,781

Shares     Issuer                                                        Value
------     ------                                                        -----
 149,800   Macerich Company ......................................   $ 3,117,713
  25,159   New Plan Excel Realty Trust ...........................       397,827
  25,000   Prologis Trust ........................................       481,250
  19,900   Prologis Trust-Pfd Series A ...........................       398,000
 127,700   Public Storage, Inc. ..................................     2,897,193
  93,600   Rouse Company .........................................     1,989,000
 280,900   Simon Property Group, Inc. ............................     6,443,144
  84,750   Spieker Properties, Inc. ..............................     3,088,078
 174,455   Starwood Financial Trust ..............................     2,954,832
  26,000   Starwood Financial, Inc Series C Pfd. .................       373,750
 140,000   Starwood Hotels & Resorts Worldwide ...................     3,290,000
  35,500   Storage USA, Inc. .....................................     1,073,875
 100,400   Taubman Centers, Inc. .................................     1,079,300
  35,000   Taubman Centers, Inc Pfd Series A .....................       529,375
  62,800   United Dominion Realty Trust, Inc. ....................     1,122,550
 112,100   Urban Shopping Centers, Inc. ..........................     3,040,712
                                                                     -----------

     TOTAL REAL ESTATE INVESTMENT TRUSTS (Cost $100,498,293) .....    79,251,492
                                                                     -----------

CORPORATE BONDS-- 0.59%
Principal             Issuer, Coupon and Maturity Date                 Value
---------             --------------------------------                 -----
$  5,000,000          Avco Financial Services, Inc.
                       5.75% 01/23/01 ..........................       4,936,150
   5,000,000          Ford Motor Credit Co.
                       5.75% 01/25/01 ..........................       4,944,350
                                                                  --------------

     TOTAL CORPORATE BONDS (Cost $10,034,650) ..................       9,880,500
                                                                  --------------

GOVERNMENT AGENCIES--.63%
Principal             Issuer, Coupon and Maturity Date                 Value
---------             --------------------------------                 -----
  10,640,000          Federal Home Loan Mortgage Corporation
                       5.59% 01/11/00 ..........................      10,623,907
                                                                  --------------

     TOTAL GOVERNMENT AGENCIES (Amortized cost $10,623,478) ....      10,623,907
                                                                  --------------

COMMERCIAL PAPER--16.27%
Principal             Issuer, Coupon and Maturity Date                 Value
---------             --------------------------------                 -----
  15,000,000          Asset Securitization Cooperative Corp
                       5.90% 01/31/00 ..........................      14,927,667
  10,000,000          Corporate Asset Funding Corp, Inc.
                       5.92% 02/01/00 ..........................       9,950,222
  14,000,000          Deutsche Bank
                       5.80% 03/31/00 ..........................      13,991,218
  17,725,000          Dupont (E.I.) De Nemours & Co.
                       5.76% 01/26/00 ..........................      17,653,056
   7,140,000          Equilon Enterprises LLC
                       6.25% 01/11/00 ..........................       7,127,848
  13,850,000          Equilon Enterprises LLC
                       6.55% 01/13/00 ..........................      13,822,142
   3,375,000          Equilon Enterprises LLC
                       5.87% 02/03/00 ..........................       3,357,150
   6,175,000          General Electric Capital Corp.
                       6.02% 01/24/00 ..........................       6,151,864
  20,000,000          Goldman Sachs Group, LP
                       6.07% 02/07/00 ..........................      19,881,778
  13,100,000          J.P. Morgan & Co.
                       6.15% 01/10/00 ..........................      13,079,732

Principal             Issuer, Coupon and Maturity Date                 Value
---------             --------------------------------                 -----
  12,675,000          Lucent Technologies Inc.
                       5.72% 02/15/00 ..........................   $  12,583,980
  12,150,000          McGraw Hill, Inc.
                       5.25% 01/28/00 ..........................      12,096,891
  15,275,000          Merck, Inc.
                       5.72% 02/03/00 ..........................      15,194,212
  10,000,000          Morgan Stanley Dean Witter
                       6.00% 01/07/00 ..........................       9,992,514
  15,000,000          National Fuel Gas Co.
                       6.20% 02/23/00 ..........................      14,870,625
   1,350,000          National Fuel Gas Co.
                       5.87% 03/01/00 ..........................       1,336,584
  20,000,000          National Rural Utilities Coop Finance
                       5.78% 02/14/00 ..........................      19,860,000
  15,000,000          National Rural Utilities Coop Finance
                       5.92% 03/07/00 ..........................      14,841,991
  10,000,000          Park Avenue Receivables Corp.
                       6.06% 01/27/00 ..........................       9,957,850
  17,006,000          Pfizer, Inc.
                       5.76% 02/29/00 ..........................      16,846,710
  14,000,000          Receivables Capital Corp.
                       6.40% 01/14/00 ..........................      13,969,675
  13,070,000          Salomon Smith Barney Holdings, Inc.
                       6.00% 01/20/00 ..........................      13,029,193
                                                                  --------------

     TOTAL COMMERCIAL PAPER (Amortized cost $274,505,782) ......     274,522,902
                                                                  --------------

TOTAL MARKETABLE SECURITIES (Cost $395,662,203) ................     374,278,801
                                                                  --------------

TOTAL INVESTMENTS--100.00% (Cost $1,649,312,484) ...............  $1,686,782,355
                                                                  ==============

                 See notes to consolidated financial statements.

                         APPENDIX A - MANAGEMENT OF TIAA

      The Trustees and principal executive officers of TIAA, and their principal occupations during the last five years, are as follows:

Trustees


David Alexander, 67.
President Emeritus, Pomona College. Formerly, Trustees' Professor, Pomona College and American Secretary, Rhodes Scholarship Trust.

Marcus Alexis, 68.
Board of Trustees Professor of Economics and Professor of Management and Strategy, J.L. Kellogg Graduate School of Management, Northwestern University.

Willard T. Carleton, 65.
Donald R. Diamond Professor of Finance, College of Business and Public Administration, University of Arizona.

Robert C. Clark, 56.
Dean and Royall Professor of Law, Harvard Law School, Harvard University.

Estelle A. Fishbein, 65.
Vice President and General Counsel, The Johns Hopkins University.

Frederick R. Ford, 63.
Executive Vice President and Treasurer Emeritus, Purdue University. Formerly, Executive Vice President and Treasurer, Purdue University.

Martin J. Gruber, 62.
Nomura Professor of Finance, New York University Stern School of Business. Formerly, Chairman, Department of Finance, New York University Stern School of Business.

Ruth Simms Hamilton, 62.
Professor, Department of Sociology, and Director, African Diaspora Research Project, Michigan State University.

Robert M. O'Neil, 65.
Professor of Law, University of Virginia and Director, The Thomas Jefferson Center for the Protection of Free Expression.

Leonard S. Simon, 63.
Vice Chairman, Charter One Financial Inc. Formerly, Chairman, President and Chief Executive Officer, RCSB Financial, Inc. and Chairman and Chief Executive Officer, The Rochester Community Savings Bank.

Ronald L. Thompson, 50.
Chairman and Chief Executive Officer, Midwest Stamping Co.

Paul R. Tregurtha, 64.
Chairman and Chief Executive Officer, Mormac Marine Group, Inc. and Moran Transportation Company, Inc.; Chairman, Meridian Aggregates, L.P.; Vice Chairman, The Interlake Steamship Company and Lakes Shipping Company.

William H. Waltrip, 62.
Chairman, Technology Solutions Company. Formerly, Chairman and Chief Executive Officer, Bausch & Lomb Inc., and Chairman and Chief Executive Officer, Biggers Brothers, Inc.

Rosalie J. Wolf, 58.
Treasurer and Chief Investment Officer, The Rockefeller Foundation. Formerly, Executive Vice President, Sithe Energies, Inc., and Managing Director -- Merchant Banking, Bankers Trust Company.

Officer-Trustees

John H. Biggs, 63.
Chairman, President and Chief Executive Officer, TIAA and CREF.

Martin L. Leibowitz, 63.
Vice Chairman and Chief Investment Officer, TIAA and CREF, since November 1995. Executive Vice President, TIAA and CREF, from June 1995 to November 1995. Formerly, Managing Director -- Director of Research and member of the Executive Committee, Salomon Brothers Inc.

Other Officers

Richard J. Adamski, 57.
Vice President and Treasurer, TIAA and CREF.

Richard L. Gibbs, 52.
Executive Vice President, Finance and Planning, TIAA and CREF.

E. Laverne Jones, 50
Vice President and Corporate Secretary, TIAA and CREF.

                              APPENDIX B - GLOSSARY

      Accumulation: The total value of your accumulation units in the Real Estate Account.

      Accumulation Period : The period that begins with your first premium and continues until the entire accumulation has been applied to purchase annuity income, transferred from the Account, or paid to you or a beneficiary.

      Accumulation Unit: A share of participation in the Real Estate Account for someone in the accumulation period. The Account's accumulation unit value changes daily.

      Annuity Unit: A measure used to calculate the amount of annuity payments due a participant.

      Beneficiary: Any person or institution named to receive benefits if you die during the accumulation period or if you (and your annuity partner, if you have one) die before the guaranteed period of your annuity ends.

      Business Day: Any day the New York Stock Exchange (NYSE) is open for trading. A business day ends at 4 p.m. eastern time, or when trading closes on the NYSE, if earlier.

      Calendar Day :Any day of the year. Calendar days end at the same time as business days.

      Commuted Value: The present value of annuity payments due under an income option or method of payment not based on life contingencies. Present value is adjusted for investment gains or losses since the annuity unit value was last calculated.

      Eligible Institution: A public or private institution in the United States that is nonproprietary and nonprofit, and whose main purpose is to offer instruction, conduct research, or serve and support education or research, or perform ancillary functions for such institutions.

      ERISA: The Employee Retirement Income Security Act of 1974, as amended.

      General Account: All of TIAA's assets other than those allocated to the Real Estate Account or to other existing or future TIAA separate accounts.

      Income Change Method: The method under which you choose to have your annuity payments revalued. Under the annual income change method, your payments are revalued once each year. Under the monthly income change method, your payments are revalued every month

      Separate Account: An investment account legally separated from the general assets of TIAA, whose income and investment gains and losses are credited to or charged against its own assets, without regard to TIAA's other income, gains or losses.

      Valuation Day: Any day the NYSE is open for trading, as well as the last calendar day of each month. Valuation days end as of the close of all U.S. national exchanges where securities or other investments of the Account are principally traded. Valuation days that aren't business days will end at 4 p.m. eastern time.

      Valuation Period: The time from the end of one valuation day to the end of the next.

                 APPENDIX C - DESCRIPTION OF CERTAIN PROPERTIES

Larkspur Courts Apartments - Larkspur, CA

      On August 17, 1999, the Account purchased the Larkspur Courts apartment complex located in Larkspur, California (18 miles north of downtown San Francisco) for a purchase price of approximately $52,850,000. Larkspur Courts was built in 1991 and contains 248 one, two and three bedroom units averaging 1,001 square feet in 17 two-story and 10 four-story buildings. The amenities include a recreation club with a fitness center, an outdoor heated pool, 3 spas and a children's playground. It is currently 99% leased, with monthly rents averaging $1,935 per unit. As part of an agreement between the City of Larkspur and the Marin County Housing Authority, 15% or 37 units, are designated as Below Market Rentals (BMR). The BMR rents are adjusted annually in conformity with the percent change in the published median household income level for the area. The market consists of 5,500 units with a vacancy rate of 2%.

Columbus Office Portfolio - Columbus, Ohio

      On November 30, 1999, the Account purchased three suburban office buildings, one located in Dublin, Ohio (12 miles northwest of downtown Columbus) and two located in Easton, Ohio (8 miles northeast of downtown Columbus) for a purchase price of approximately $33,650,000.

      The Metro South Building, built in 1997, located in the Metro Center Business Park in Dublin, Ohio, contains 90,726 rentable square feet and is situated on 5.30 acres of land with 385 parking spaces. The building is approximately 91% leased to various tenants, with rents averaging $11.47 per square foot. The Metro Business Park contains 1.3 million square feet and presently has a vacancy rate of 5% overall. The BISYS Fund Services Building, built in 1995, and the Vision Service Plan Building, built in 1997, are located in Eaton, Ohio, contain 155,964 and 50,000 rentable square feet, respectively. Both are 100% leased. The BISYS Fund Building, situated on 11.20 acres of land with 829 parking spaces, is leased to various tenants at an average rental rate of $11.29 per square foot. The Vision Plan Building, situated on 4.14 acres with 264 parking spaces is leased 100% to Vision Service Plan at a rental rate of $11.88 per square foot. All three buildings are in the Columbus Suburban office market which contains 22.5 million square feet of office space and has a vacancy rate of 11%.

Konica Photo Imaging Headquarters - Mahwah, New Jersey

      On December 21, 1999, the Account purchased the Konica Photo Imaging Headquarters, an office/distribution building in Mahwah, New Jersey, for a purchase price of approximately $17, 000,000. Konica Photo Imaging Headquarters, built in 1999, is located within the Northwest Bergen County submarket in the Ramapo Ridge Corporate Park. The building contains 168,000 rentable square feet, and is situated on 20.26 acres with 306 parking spaces. It is 100% leased to Konica Photo Imaging, Inc. for a term of 15 years at a current rental rate of $9.06 per square foot which increases by 3% every year until year 11. The Northwest Bergen submarket contains approximately 18.6 million square feet of industrial space with a vacancy of 4.6%.

[BACK COVER]

                                 HOW TO REACH US

Our Address
Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, NY 10017-3206

Send all notices, forms, requests, or payments to this address only.

Internet
www.tiaa-cref.org
24 hours a day/seven days a week

Obtain general information (including Real Estate Account performance) about TIAA-CREF; use Inter/ACT to view personal account information, reallocate premiums and transfer funds among TIAA and CREF investment options, or to ask us questions.

Automated Telephone Service
800 842-2252
24 hours a day/seven days a week

Change your allocation; transfer accumulations; get your accumulation unit values; get TIAA and CREF performance (provided you've received a Real Estate Account prospectus); confirm last premium paid.

Telephone Counseling Center
800 842-2776
8 a.m. to 11 p.m. ET Monday-Friday

Speak to a consultant about retirement savings and planning; quarterly and annuity benefits reports; receiving annuity payments and annuity income options; tax reports.

IRA Enrollment Hotline
800 842-2888

Speak with a service agent about our IRA products.


      We can suspend or terminate your ability to transact by telephone, over the Internet or by fax at any time, for any reason.

                                     PART II

                    INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

         SEC Registration Fees                       $1,515,152
         Costs of printing and engraving             $  500,000*
         Legal fees                                  $         *
         Accounting fees                             $         *
                                                     ----------

               TOTAL                                 $         *


-----------------
* - Approximate

Item 14. Indemnification of Directors and Officers.

            Trustees, officers, and employees of TIAA may be indemnified against liabilities and expenses incurred in such capacity pursuant to Article Six of TIAA's bylaws (see Exhibit 3(B)). Article Six provides that, to the extent permitted by law, TIAA will indemnify any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a trustee, officer, or employee of TIAA or, while a trustee, officer, or employee of TIAA, served any other organization in any capacity at TIAA's request. To the extent permitted by law, such indemnification could include judgments, fines, amounts paid in settlement, and expenses, including attorney's fees. TIAA has in effect an insurance policy that will indemnify its trustees, officers, and employees for liabilities arising from certain forms of conduct.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers, or employees of TIAA, pursuant to the foregoing provision or otherwise, TIAA has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a trustee, officer, or employee in the successful defense of any action, suit or proceeding) is asserted by a trustee, officer, or employee in connection with the securities being registered, TIAA will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

      None.

Item 16. Exhibits and Financial Statement Schedules.

(a)   Exhibits

      (1) Distribution and Administrative Services Agreement by and between TIAA and TIAA- CREF Individual & Institutional Services, Inc. (as amended)*

      (3)   (A)   Charter of TIAA (as amended)*
            (B)   Bylaws of TIAA (as amended)**


      (4)   (A)   Forms of RA, GRA, GSRA, SRA, IRA Real Estate Account Contract
                  Endorsements* and Keogh Real Estate Account Contract
                  Endorsements***
            (B)   Forms of Income-Paying Contracts*


      (5)   Opinion and Consent of Charles H. Stamm, Esquire


      (10)  (A)   Independent Fiduciary Agreement by and among TIAA, the
                  Registrant, and The Townsend Group***


            (B) Custodial Services Agreement by and between TIAA and Morgan Guaranty Trust Company of New York with respect to the Real Estate Account*


      (23)  (A)   Opinion and Consent of Charles H. Stamm, Esquire (filed as
                  Exhibit 5)
            (B)   Consent of Sutherland Asbill & Brennan LLP***
            (C)   Consent of Ernst & Young LLP***
            (D)   Consent of Friedman, Alpren & Green***

      (27) Financial Data Schedule of the Account's Financial Statements for the year ended December 31, 1999***


-------------------------------

* - Previously filed and incorporated herein by reference to Post-Effective Amendment No. 2 to the Account's previous Registration Statement on Form S-1 filed April 30, 1996 (File No. 33-92990).

** - Previously filed and incorporated herein by reference to the Account's Form 10-Q Quarterly Report for the period ended September 30, 1997, filed November 13, 1997 (File No. 33-92990).


*** - To be filed by amendment


(b) Financial Statement Schedules

      Schedule III -- Real Estate Owned

      All other Schedules have been omitted because they are not required under the related instructions or are inapplicable.

Item 17. Undertakings.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) To provide the full financial statements of TIAA promptly upon written or oral request.

      Following are the full audited financial statements of TIAA.

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the registrant, TIAA Real Estate Account, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 6th day of March, 2000.


                            TIAA REAL ESTATE ACCOUNT

                            By: TEACHERS INSURANCE AND ANNUITY
                                ASSOCIATION OF AMERICA

                            By: /s/ Peter C. Clapman
                                -------------------------------------
                                Peter C. Clapman
                                Senior Vice President and
                                Chief Counsel, Investments


            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, trustees and officers of Teachers Insurance and Annuity Association of America, in the capacities and on the dates indicated.

Signature                    Title                                        Date
---------                    -----                                        ----


  /s/ John H. Biggs          Chairman of the Board, President and Chief   3/6/00
--------------------------   Executive Officer (Principal Executive
John H. Biggs                Officer) and Trustee


  /s/ Martin L. Leibowitz    Vice Chairman, Chief Investment Officer      3/6/00
--------------------------   and Trustee
Martin L. Leibowitz

 /s/ Richard L. Gibbs        Executive Vice President (Principal          3/6/00
--------------------------   Financial and Accounting Officer)
Richard L. Gibbs

================================================================================================================================

Signature of Trustee                             Date                Signature of Trustee                                Date
--------------------                             ----                --------------------                                ----

--------------------------------------------------------------------------------------------------------------------------------
 /s/ Marcus Alexis                               3/6/00               /s/ Robert M. O'Neil                               3/6/00
---------------------------------------                              ----------------------------------------------
Marcus Alexis                                                        Robert M. O'Neil

--------------------------------------------------------------------------------------------------------------------------------

 /s/ Willard T. Carleton                         3/6/00               /s/ Leonard S. Simon                               3/6/00
---------------------------------------                              ----------------------------------------------
Willard T. Carleton                                                  Leonard S. Simon

--------------------------------------------------------------------------------------------------------------------------------

   /s/ Robert C. Clark                           3/6/00               /s/ Ronald L. Thompson                             3/6/00
---------------------------------------                              ----------------------------------------------
Robert C. Clark                                                      Ronald L. Thompson

--------------------------------------------------------------------------------------------------------------------------------

 /s/ Estelle A. Fishbein                         3/6/00               /s/ Paul R. Tregurtha                              3/6/00
---------------------------------------                              ----------------------------------------------
Estelle A. Fishbein                                                  Paul R. Tregurtha

--------------------------------------------------------------------------------------------------------------------------------

 /s/ Frederick R. Ford                           3/6/00               /s/ William H. Waltrip                             3/6/00
---------------------------------------                              ----------------------------------------------
Fredeerick R. Ford                                                   William H. Waltrip

--------------------------------------------------------------------------------------------------------------------------------

 /s/ Martin J. Gruber                            3/6/00               /s/ Rosalie J. Wolf                                3/6/00
---------------------------------------                              ----------------------------------------------
Martin J. Gruber                                                     Rosalie J. Wolf

--------------------------------------------------------------------------------------------------------------------------------

 /s/ Ruth Simms Hamilton                         3/6/00
---------------------------------------                              ----------------------------------------------
Ruth Simms Hamilton                                                  David Alexander

================================================================================================================================